UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
RIMINI STREET, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Notice is hereby given that the annual meeting of the stockholders (the “Annual Meeting”) of Rimini Street, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 6, 2024, at 10:00 a.m., Pacific Time. To allow our stockholders to participate regardless of geographic location, our 2024 Annual Meeting will be held by means of a live, virtual-only online audio webcast.

MEETING INFO		ITEMS OF BUSINESS
¹	DATE AND TIME Thursday, June 6, 2024 at 10:00 a.m., Pacific Time
The Annual Meeting is being held for the following purposes (which are more fully described in the accompanying Proxy Statement):
1.To elect the Class I director nominee identified in the accompanying Proxy Statement to the Board of Directors of the Company, to hold office until the 2027 annual meeting of stockholders and until his successor is elected and qualified.
2.To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to include the exculpation of officers as permitted by Delaware law.
3.To conduct an advisory vote to approve the Company’s executive compensation.
4.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

4	RECORD DATE April 15, 2024

:	MEETING WEBSITE www.cstproxy.com/riministreet/2024
The Annual Meeting will be a virtual meeting of stockholders, which will be conducted live via audio webcast. For instructions on how to attend, vote your shares and/or submit written questions during the Annual Meeting, see the information in the accompanying Proxy Statement in the sections titled “Access to the 2024 Virtual-Only Annual Meeting” and “Questions and Answers about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the accompanying Proxy Statement and then cast your vote as promptly as possible in accordance with the instructions provided. Submitting a vote before the Annual Meeting will not preclude you from updating your vote online during the Annual Meeting.

Who can vote:
Stockholders of record of the Company’s common stock at the close of business on April 15, 2024 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting and any postponement or adjournment thereof.

Who may attend:	All stockholders are cordially invited to attend the Annual Meeting. To receive access to the virtual-only Annual Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying Proxy Statement in the section titled “Access to the 2024 Virtual-Only Annual Meeting.”

How you can vote:
Prior to the Annual Meeting, you may vote your proxy by (i) accessing the internet website specified on your proxy card or (ii) marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. Stockholders who received their proxy card or voting instruction card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.
During the virtual-only Annual Meeting, you or your proxy holder will be able to submit written questions and to vote at the meeting by visiting www.cstproxy.com/riministreet/2024. To receive access to the virtual-only Annual Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying Proxy Statement.

We look forward to the opportunity to interact with our stockholders at the 2024 Annual Meeting.

By Order of the Board of Directors Rimini Street, Inc.

Sincerely,

/s/ Seth A. Ravin
Seth A. Ravin President, Chief Executive Officer and Chairman of the Board
700 S. Pavilion Center Drive
Suite 330
Las Vegas, Nevada 89135

April 29, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 6, 2024:
This Notice of Annual Meeting of Stockholders and Proxy Statement and our 2023 Annual Report are available at https://www.cstproxy.com/riministreet/2024 and through our website at www.riministreet.com.

YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the virtual-only Annual Meeting, you are urged to vote either via the internet website specified on your proxy card or by marking, signing and returning the enclosed proxy card in the pre-paid postage envelope provided. If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominees can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees do not, for example, have the authority to vote your shares for the election of directors without instructions from you.

Options Exercised and Stock Vested	49
Potential Payments upon Termination or Change-in-Control	49
Securities Authorized for Issuance Under Equity Compensation Plans	53
CEO PAY RATIO	55
PAY VERSUS PERFORMANCE	56
PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	59
Background	59
Proposal	59
Board of Directors Recommendation	59
Vote Required	59
DIRECTOR COMPENSATION	60
PROPOSAL NO. 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	62
Background	62
Board of Directors Recommendation	62
Vote Required	62
KPMG Representative — Attendance at the Annual Meeting	62
FEES PAID TO AUDITORS	63
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances	64
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
DELINQUENT SECTION 16(a) REPORTS	68
OTHER MATTERS AND ADDITIONAL INFORMATION	69
Householding of Proxy Materials	69
Deadlines for Stockholder Proposals and Director Nominations to be Presented at the Next Annual Meeting	69
Availability of Annual Report to Stockholders and Report on Form 10-K	69
Other Matters to be Presented for Action at the Annual Meeting	70
Appendix A—Reconciliation of Non-GAAP Financial Measures	A

PLEASE CAREFULLY READ THE PROXY STATEMENT. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL-ONLY ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE ELECTRONICALLY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY INTERNET, THEN YOU NEED NOT RETURN A WRITTEN PROXY CARD BY MAIL. STOCKHOLDERS WHO ATTEND THE VIRTUAL-ONLY ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE ON-LINE DURING THE ANNUAL MEETING IF THEY SO DESIRE.

RIMINI STREET, INC. PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS To be Held Thursday, June 6, 2024
PROXY STATEMENT
The following information is provided to each eligible stockholder, as explained in the section captioned “Questions and Answers About the Annual Meeting and Voting,” below, in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Rimini Street, Inc. (the “Company”) to be held via live, virtual-only online audio webcast on Thursday, June 6, 2024, at 10:00 a.m., Pacific Time.
The enclosed proxy is for use at the Annual Meeting and any postponement or adjournment thereof. This proxy statement (this “Proxy Statement”) and form of proxy are being mailed to stockholders beginning on or about April 29, 2024.
The Company’s principal executive offices are located at 1700 S. Pavilion Center Drive, Suite 330, Las Vegas, Nevada 89135, and the Company’s website is www.riministreet.com.

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation	Page

1	Election of Class I Director	FOR THE DIRECTOR NOMINEE	9
2	Charter Amendment — Officer Exculpation	FOR	23
3	Say on Pay	FOR	59
4	Auditor Ratification	FOR	62
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ACCESS TO THE 2024 VIRTUAL-ONLY ANNUAL MEETING

There will be no in-person component to the Annual Meeting, which will be held by means of a live, virtual-only online audio webcast. Only (i) stockholders of record of our common stock at the close of business on April 15, 2024 (the “Record Date”) and (ii) beneficial owners of our common stock as of the Record Date who possess a qualifying control number will be entitled to attend, ask questions during and vote during the virtual-only Annual Meeting. Other beneficial owners may attend the virtual-only Annual Meeting as guests but may not submit questions or vote during the Annual Meeting unless they receive a legal proxy from their broker or other agent, as described below.
Annual Meeting Website
The live audio webcast of the virtual-only Annual Meeting will be accessible through our Annual Meeting website, and a replay will be made available after the meeting. In addition, our Annual Meeting website includes information regarding how to vote, the vote recommendations of our Board of Directors (the “Board”), contact information and related meeting documentation. Our Annual Meeting website is www.cstproxy.com/riministreet/2024.
Registered Stockholders — Attending, Voting and Submitting Questions During the Virtual-Only Annual Meeting
If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental Stock Transfer”), and you wish to attend the virtual-only Annual Meeting, go to www.cstproxy.com/riministreet/2024 just prior to the start of the meeting and enter the control number printed on your proxy card.
Registered stockholders can vote prior to the date and time of the Annual Meeting by following the instructions on their proxy cards. Also, registered stockholders can vote or change their vote by visiting our Annual Meeting website and using the vote link at any time before or during the meeting until the voting polls are closed.
Beneficial Stockholders — Attending, Voting and Submitting Questions During the Virtual-Only Annual Meeting
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and this Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online via our Annual Meeting website or ask questions during the meeting unless: (i) your voting instruction card and this Proxy Statement was forwarded to you on behalf of your broker or other agent by either Broadridge Communications Solutions, Inc. (“Broadridge”) or Mediant Communications, LLC (“Mediant”), or (ii) you obtain a legal proxy from your broker or other agent, as described further below.
•If you wish to vote and submit questions during the virtual-only Annual Meeting and your voting instruction card and this Notice was forwarded to you by either Broadridge or Mediant, you will need the control number included on your voting instruction card (if you received a printed copy of the proxy materials) or included in the email to you (if you received your proxy materials by email) in order to be able to vote your shares and submit questions during the Annual Meeting via our Annual Meeting website.
•All other beneficial owners who wish to attend the virtual-only Annual Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial owners who submit a valid legal proxy to Continental Stock Transfer will be emailed a meeting control number with instructions for logging into the Annual Meeting website. Beneficial owners should contact Continental Stock Transfer for this purpose no later than 3:00 p.m., Eastern Time, on June 5, 2024. If you are unable to obtain a legal proxy, you may attend the virtual-only Annual Meeting as a guest by entering your name and email address into our Annual Meeting website just prior to the start of the meeting. However, you will not be able submit questions or vote during the meeting via our Annual Meeting website.
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Conduct of the Meeting
Stockholders participating in the virtual-only Annual Meeting will be in a listen-only mode and will not be able to speak during the Annual Meeting webcast. However, to maintain the interactive nature of the Annual Meeting, eligible attendees will be able to:
•Vote using the Annual Meeting website; and
•Submit questions in writing to the Company’s directors and officers during the meeting via the virtual-only Annual Meeting website.
Eligible attendees may submit questions during the Annual Meeting via the virtual-only Annual Meeting website by typing in the “Submit a Question” box.
The Annual Meeting website is accessible at www.cstproxy.com/riministreet/2024.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    What is this document?
A:    This document is the Proxy Statement of Rimini Street, Inc., which is being sent to stockholders in connection with our Annual Meeting. A proxy card is also being provided with this document.
Throughout this Proxy Statement, we refer to Rimini Street, Inc. as “we,” “us,” “our,” the “Company” or “Rimini Street.”
Q:    Why am I receiving these materials?
A:    You are receiving these materials because you were one of our stockholders as of the close of business on the Record Date for determining who is entitled to receive notice of and to vote at the Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Rimini Street common stock upon matters to be considered at the Annual Meeting.
Q:    Who may vote at the Annual Meeting? What are my voting rights?
A:    Our stockholders as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Stockholders do not have cumulative voting rights.
Holders of shares of our common stock may cast one vote for each share of common stock held as of the Record Date on the director nominee and on each of the other matters presented at the Annual Meeting. As of the Record Date, there were 90,390,469 shares of our common stock outstanding and entitled to be voted at the Annual Meeting.
Q:    What proposals will be voted on at the Annual Meeting?
A:    There are four proposals to be considered and voted on at the Annual Meeting:
1.To elect the Class I director nominee identified in this Proxy Statement to the Board, to serve until the 2027 annual meeting of stockholders and until his successor is elected and qualified (the “Director Election Proposal”).
2.To amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to include the exculpation of officers as permitted by Delaware law (the “Charter Amendment Proposal”).
3.To conduct an advisory vote to approve the Company’s executive compensation (“Say on Pay Proposal”).
4.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 (the “Auditor Ratification Proposal”).
The Company will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Q:    How many shares must be represented to have a quorum and hold the Annual Meeting?
A:    The presence by virtual attendance or by proxy of holders of outstanding shares of common stock representing a majority of the voting power as of the Record Date is needed for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Q:    How can I attend and vote at the Annual Meeting?
A:    There will be no in-person component to the Annual Meeting, which will be held by means of a live, virtual-only online audio webcast on Thursday, June 6, 2024, at 10:00 a.m., Pacific Time, unless postponed or adjourned to a later date. Only stockholders of record as of the Record Date and qualifying beneficial owners as of the Record Date, as described above under the heading “Access to the 2024 Virtual-Only Annual Meeting,” will be entitled to attend the virtual-only Annual Meeting. To attend and vote at the virtual-only Annual Meeting, please follow the instructions as applicable to the nature of your ownership of our common stock contained earlier in this Proxy Statement in the section titled “Access to the 2024 Virtual-Only Annual Meeting.”
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Q:    What if during the check-in time or during the virtual-only Annual Meeting I have technical difficulties or trouble accessing the Annual Meeting website?
A:    The host of our virtual-only Annual Meeting platform, Continental Stock Transfer, will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties accessing the Annual Meeting website during the check-in or meeting time, please call Continental Stock Transfer technical support at (917) 262-2373.
Q:    How do I cast my vote?
A:    If you are a stockholder of record on the Record Date, you may vote online during the virtual-only Annual Meeting. You may also vote in advance of the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for internet voting. Please have your proxy card with you if you are going to vote through the internet in advance of the Annual Meeting. During the virtual-only Annual Meeting, you may vote using the Annual Meeting website, as described above in the section titled “Access to the 2024 Virtual-Only Annual Meeting.”
If you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote during the virtual-only Annual Meeting, please follow the instructions applicable to the nature of your ownership of our common stock, as described above in the section titled “Access to the 2024 Virtual-Only Annual Meeting.”
If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”
Q:    How do I vote if my shares are held in “street name” by a broker, bank or other nominee?
A:    If your shares are held by a broker, bank or other nominee, your broker, bank or other nominee (your “Financial Institution”) will send you instructions for voting those shares. Many (but not all) Financial Institutions participate in a program provided through Broadridge Investor Communication Solutions that offers internet and telephone voting options. For more information on whether you as a holder in “street name” can vote your shares through Broadridge Investor Communications Solutions, please contact the Financial Institution that holds your shares (or refer to the information on your voting instruction card).
Q:    How do I change my vote?
A:    You may revoke your proxy and change your vote at any time before it is exercised at the Annual Meeting. You can revoke a proxy by (i) giving written notice to the Company’s secretary at the address listed on the first page of this Proxy Statement, (ii) delivering an executed, later-dated proxy, or (iii) if you are eligible to do so, voting during the virtual-only Annual Meeting through our Annual Meeting website. However, attending the virtual-only Annual Meeting via the Annual Meeting website will not automatically revoke your proxy unless you also vote during the meeting using the Annual Meeting website or specifically request in writing that your proxy be revoked. If your shares of common stock are held in street name and you wish to change or revoke your voting instructions, you should contact your Financial Institution for information on how to do so.
Q:    What are “broker votes” and “broker non-votes?”
A:    On certain “routine” matters, Financial Institutions have discretionary authority under applicable rules of the Nasdaq Stock Market LLC (the “Nasdaq Rules”) to vote their customers’ shares if their customers do not provide voting instructions. When a Financial Institution votes its customers’ shares on a routine matter without receiving voting instructions (referred to as “broker discretionary voting”), these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Annual Meeting, the Auditor Ratification Proposal is considered a “routine” matter.
Under New York Stock Exchange (“NYSE”) requirements generally applicable to member Financial Institutions, each of the Director Election Proposal, the Charter Amendment Proposal and the Say on Pay Proposal is considered a “non-routine” matter for which Financial Institutions do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Annual Meeting, if you hold your stock through an account at a Financial Institution, your Financial Institution may not vote your shares on your behalf on these
Rimini Street, Inc. | 5

proposals without receiving instructions from you. When a Financial Institution does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.”
We encourage you to provide voting instructions to your Financial Institution so that your shares will be voted at the Annual Meeting on all matters up for consideration.
Q:    What is the voting standard for the Director Election Proposal?
A:    In regard to the Director Election Proposal, you may vote “FOR” the listed nominee or you may “WITHHOLD” your vote for the listed nominee.
Directors are elected by a plurality of votes present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote. As a result, the listed nominee will be reelected to the Board of Directors if there is a quorum for the Annual Meeting. Broker non-votes will have no impact on the vote.
Q:    What is the voting standard for the Charter Amendment Proposal?
A:    You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Charter Amendment Proposal.
The approval of the Charter Amendment Proposal requires the affirmative vote of a super-majority (66.67%) of the outstanding shares of our common stock entitled to vote generally in the election of directors. This means that the approval of the Charter Amendment Proposal requires the affirmative vote of a super-majority (66.67%) of the shares of our common stock outstanding as of the Record Date.
Abstentions and any stock not voted in favor of the Charter Amendment Proposal have the same effect as a vote cast “AGAINST” the Charter Amendment Proposal.
Q:    What is the voting standard for the Say on Pay Proposal?
A:    You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal.
The approval of the Say on Pay Proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee of the Board (the “Compensation Committee”). However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is a significant vote against the Say on Pay Proposal, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
Abstentions will have the same effect as a vote cast “AGAINST” the Say on Pay Proposal. Broker non-votes will have no impact on the vote as they are not entitled to vote on this proposal.
Q:    What is the voting standard for the Auditor Ratification Proposal?
A:    You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Auditor Ratification Proposal.
The approval of the Auditor Ratification Proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
Abstentions will have the same effect as a vote cast “AGAINST” the Auditor Ratification Proposal. Broker non-votes are not expected on the Auditor Ratification Proposal as it is considered a routine matter.
Q:    How does the Company’s Board of Directors recommend that I vote?
A:    The Board unanimously recommends that you vote:
•“FOR” the election of the Class I director nominee to the Board identified in this Proxy Statement;
•“FOR” the Charter Amendment Proposal;
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•“FOR” the Say on Pay Proposal; and
•“FOR” the Auditor Ratification Proposal.
Q:    What information is available on the internet?
A:    A copy of this Proxy Statement and our 2023 Annual Report to Stockholders is available for download free of charge at https://www.cstproxy.com/riministreet/2024.
Our website address is www.riministreet.com. We use our website as a channel of distribution for important information about us. Important information, including press releases, investor presentations and financial information regarding Rimini Street, is routinely posted on and accessible on the “Investor Relations” subpage of our website.
In addition, we make available on the “Investor Relations” subpage of our website free of charge the reports we file with the U.S. Securities and Exchange Commission (“SEC”) (e.g., our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A, and beneficial ownership reports on Forms 3, 4 and 5). Further, copies of our Certificate of Incorporation, our Amended and Restated Bylaws (the “Bylaws”), our Code of Business Conduct and Ethics, our Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and the charters for the Audit, Compensation and Nominating & Corporate Governance Committees of the Board are also available on the “Investor Relations” subpage of our website.
Information from our website is not incorporated by reference into, or is considered a part of, this Proxy Statement.
Q:    What if I return my proxy card (or complete the internet voting procedures) but do not provide voting instructions?
A:    The Board has named Seth A. Ravin, our President, Chief Executive Officer and Chairman of the Board, and Andrew J. Terry, our Group Vice President, Deputy General Counsel, Corporate and Corporate Secretary, as official proxy holders. They will vote all proxies, or record an abstention or withholding as applicable, in accordance with the instructions you provide.
IF YOU ARE A REGISTERED HOLDER AND SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS ON EACH PROPOSAL.
Q:    Who is soliciting my vote?
A:    Our Board is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.
Q:    Who will bear the cost for soliciting votes for the Annual Meeting?
A:    We will bear the cost of soliciting proxies. Morrow Sodali LLC has been retained by the Company to provide broker search, proxy solicitation services and materials distribution services, as well as serve as the Company’s Administration Agent for the Annual Meeting, for a fee of $10,000 plus distribution costs and other expenses. In addition to these written proxy materials, our proxy solicitor, directors, officers and non-officer employees may also solicit proxies in person, by telephone or by other means of communication. Our directors, officers and non-officer employees will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with certain Financial Institutions and other custodians to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.
Q:    Who will count the votes?
A:    We have hired our Transfer Agent, Continental Stock Transfer, to tabulate the votes for each proposal at the Annual Meeting and to be responsible for determining whether or not a quorum is present.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting (a copy of which will be available on the “Investors Relations” subpage of our website).
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Q:    May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?
A:    You may submit proposals for consideration at future stockholder meetings, including director nominations, if you satisfy the applicable requirements. Please see “Other Matters and Additional Information” for more details.
Q:    Whom should I contact with questions about the Annual Meeting?
A:    If you have any questions about this Proxy Statement or the Annual Meeting, please contact the Rimini Street Investor Relations Department by email at IR@riministreet.com or by calling (925) 523-7636.
Q:    What if I have more than one account?
A:    Please vote proxies for all accounts so that all your shares are voted. You may be able to consolidate multiple accounts through our Transfer Agent, Continental Stock Transfer, online at www.continentalstock.com or by calling (212) 509-4000.
Q:    Will a list of stockholders entitled to vote at the Annual Meeting be available?
A:    In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Investor Relations Department at (925) 523-7636. Additionally, such list will also be open to the examination of any stockholder during the time the Annual Meeting is being held at https://www.cstproxy.com/riministreet/2024.

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PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTOR NOMINEE

Nominee
The Board has nominated the Class I director named below for election at the Annual Meeting. The nominee currently serves as a director. If reelected, he will serve until the 2027 annual meeting of stockholders and until his successor has been elected and qualified. Although the Board does not contemplate that the nominee will be unable to serve, if such a situation arises, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for such substitute nominee.
The Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for director recruitment and recommending to the Board all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Deadlines for Stockholder Proposals and Director Nominations to be Presented at the Next Annual Meeting.” The Board selected the nominee for election at the Annual Meeting upon the recommendation of the members of the Nominating Committee.
Board Composition
The following table sets forth the names, ages and positions of the members of the Board as of April 29, 2024:

Name	Age	Position(s) with the Company

Class I Director (for term through 2027)
Jack L. Acosta(1)	76	Lead Independent Director; Chair of Audit Committee

Class II Directors (term continues through 2025)
Katrinka B. McCallum(1)(2)	56	Director; Chair of Compensation Committee
Robin Murray(3)	58	Director

Class III Directors (term continues through 2026)
Seth A. Ravin	57	President, Chief Executive Officer and Chairman of the Board
Steven Capelli(1)(2)(3)	66	Director; Chair of the Nominating Committee
Jay Snyder(2)(3)	53	Director
_____________________________
(1)    Member of the Audit Committee
(2)    Member of the Compensation Committee
(3)    Member of the Nominating Committee
Board Diversity Matrix (as of April 29, 2024 and April 29, 2023)

	Female	Male
Total Number of Directors	6
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
White	1	5
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Class I Director Nominee — Biographical Information

Mr. Acosta has served as a member of the Board since October 2017, and previously served on the board of directors of RSI (as defined below in Mr. Ravin’s biographical information) from October 2013 until October 2017. Mr. Acosta served as Chief Financial Officer and Vice President, Finance of Portal Software, a software company acquired by Oracle Corporation, from February 1999 until his retirement in September 2001. Since September 2001, he has been a private investor/advisor. In addition, Mr. Acosta served as Secretary of Portal Software from February 1999 to April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer of Sybase, Inc., a database company acquired by SAP AG. Mr. Acosta serves on the Board of Directors of Five9, Inc. (Nasdaq: FIVN), a provider of cloud software for contact centers. From March 2004 to July 2009, Mr. Acosta served on the Board of Directors of SumTotal Systems, Inc., a provider of learning, performance and compensation management software and services. Mr. Acosta has served and continues to serve as a member of various private company boards of directors. Mr. Acosta holds a Bachelor of Science degree in Industrial Relations from California State University, East Bay, a Master’s of Science degree in Management Sciences from California State University, East Bay and an Honorary Doctor of Humane Letters degree from California State University, East Bay.
DIRECTOR QUALIFICATIONS: We believe Mr. Acosta is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry, his expertise in finance matters and his service on the boards of directors of various technology companies, including public company experience.

JACK ACOSTA
Age: 76 Director Since: 2013 Lead Independent Director (August 2022) Committee: Audit (Chair)

Continuing Directors — Biographical Information

Mr. Ravin, a 30-year enterprise software veteran who pioneered the independent enterprise software industry, founded Rimini Street and has served as our Chief Executive Officer and Chairman of the Board since September 2005 (including service to Rimini Street, Inc., a Nevada corporation, which was a predecessor entity to the Company (“RSI”)) and as our President since March 2023. He also served as President of RSI from September 2005 to January 2011. Prior to founding Rimini Street, Mr. Ravin served in various executive roles at TomorrowNow, Inc. from May 2002 to April 2005, most recently as President and a board director. TomorrowNow, Inc. was a supplier of software maintenance and support services for Oracle’s PeopleSoft and J.D. Edwards applications, and was acquired in January 2005 by SAP America, Inc. From April 2000 to March 2001, Mr. Ravin served as Vice President of Inside Sales for Saba Software, Inc., a provider of e-Learning and human resource management software. From April 1996 to April 2000, Mr. Ravin served in various management roles at PeopleSoft, Inc., an enterprise software company later acquired by Oracle, most recently as a Vice President of the Customer Sales Division. Mr. Ravin holds a Bachelor of Science degree in Business Administration from the University of Southern California.

DIRECTOR QUALIFICATIONS: We believe Mr. Ravin is qualified to serve as a member of our Board because of the perspective and experience he brings as Rimini Street’s President and Chief Executive Officer. We also value his deep understanding of Rimini Street’s business as it has evolved over time and his extensive senior management expertise in the software maintenance and support services industry.

SETH RAVIN
Age: 57 Director Since: 2005 Chairman of the Board Class and Term: Class III (through 2026)

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Continuing Directors — Biographical Information (Continued)

Mr. Capelli has served as a member of the Board since October 2017, and previously served on the board of directors of RSI from January 2014 until October 2017. Since October 2020, he has been a private investor/advisor. Prior to his retirement in October 2020, Mr. Capelli was the Chief Revenue Officer of Blackberry Limited, an enterprise software and services company, a position he held from October 2019. From October 2016 until October 2019, Mr. Capelli served as Blackberry Limited’s Chief Financial Officer. He also served as Blackberry Limited’s Chief Operating Officer from March 2018 until February 2019. Previously, Mr. Capelli served in various management positions at Sybase, Inc., an enterprise software and services company acquired by SAP, from December 1997 to April 2012, most recently as President, Worldwide Field Operations, from August 2006 to April 2012. Mr. Capelli was a private investor/advisor from April 2012 until joining Blackberry Limited in October 2016. From August 1992 to December 1997, Mr. Capelli served in various management positions at Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, including as Chief Financial Officer, Vice President of InterContinental Sales, and Director of Field Operations. From January 2005 to November 2005, Mr. Capelli served on the Board of Directors of Apropos Technology, Inc., a publicly traded business communication software firm. In addition, Mr. Capelli has served and continues to serve as a member of the Board of Directors of various private companies and in October 2020 was appointed the Chairman of the Board of Directors of MLOGICA, LLC, a technology and product consulting company. Mr. Capelli holds a Bachelor of Science degree in Accounting from The College of New Jersey and a Master’s Degree in Business Administration from Rutgers University.
DIRECTOR QUALIFICATIONS: We believe Mr. Capelli is qualified to serve as a member of our Board because of his extensive experience in the enterprise software industry, his finance experience and serving on boards of directors of various technology companies.

STEVEN CAPELLI
Age: 66 Director Since: 2014 Committees: Nominating (Chair); Audit; Compensation Class and Term: Class III (through 2026)

Ms. McCallum has served as a member of the Board since October 2021. Most recently (until May 2020), Ms. McCallum was Vice President of Customer and Product Experience at Red Hat, Inc., a leading provider of enterprise open-source solutions, which was acquired by IBM in 2019. She joined Red Hat in 2007 as VP of Investor Relations and served in a variety of senior executive positions within the Products & Technologies organization during her tenure there. During her career that spans more than two decades in enterprise software, Ms. McCallum led business units, sales and marketing organizations as well as engineering and operations teams. Since May 2020, she has been a private investor/advisor. Ms. McCallum serves on the board of directors of Intrusion Inc. (Nasdaq: INTZ), a publicly traded provider of cyberattack prevention solutions, where she also serves as chair of the audit committee and a member of the nominating and governance committee of the board. She also serves on the board of directors of ACI Worldwide, Inc. (Nasdaq: ACIW), a publicly traded provider of software products and solutions primarily focused on facilitating real-time digital payments. She was appointed to the board of the North Carolina Board of Science, Technology and Innovation in February 2021. Ms. McCallum holds an M.B.A. from The Fuqua School of Business at Duke University, a B.A. in Economics from Wellesley College, and a Certificate in Accounting from Northeastern University. She is a Certified Public Accountant (inactive). Ms. McCallum has earned the CERT certification in cybersecurity oversight jointly developed by the National Association of Corporate Directors and Carnegie Mellon University.

DIRECTOR QUALIFICATIONS: We believe Ms. McCallum is qualified to serve as a member of our Board because of her extensive experience in the enterprise software industry, her expertise in investor relations and finance matters, customer experience and operational scaling, and her general business acumen across a broad range of public, private and non-profit organizations.

KATRINKA B. McCALLUM
Age: 56 Director Since: 2021 Committees: Compensation (Chair); Audit Class and Term: Class II (through 2025)

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Continuing Directors — Biographical Information (Continued)

Mr. Murray has served as a member of the Board since October 2017, and previously served on the board of directors of RSI from June 2009 until October 2017. Mr. Murray is a partner at Adams Street Partners, LLC (“ASP”), a private market investments firm and affiliate of the Company, which he joined in 2008. From 2001 to 2008, Mr. Murray served as a partner at 3i Ventures Corporation, a private equity and venture capital firm, where he led the Menlo Park, California office. From 1997 to 2001, Mr. Murray served as Chief Financial Officer of both iPIN Corporation, an electronic payment technology company ultimately acquired by Intel Corporation, and Ubicoms Ltd, a company acquired by The Hackett Group. From 1988 to 1995, Mr. Murray served in various roles in the London offices of J Sainsbury plc and Ernst & Young. Mr. Murray qualified as a Chartered Accountant with the Institute of Chartered Accountants of England & Wales. He holds a Bachelor of Science degree in Chemistry from Bristol University, England and a Masters of Business Administration from Stanford University Graduate School of Business. Mr. Murray has served and continues to serve as a member of the Board of Directors of various private companies.
DIRECTOR QUALIFICATIONS: We believe Mr. Murray is qualified to serve as a member of our Board because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the private equity industry analyzing, investing in and serving on the boards of directors of various technology companies. We also value his perspective as a representative of our largest stockholder.

ROBIN MURRAY
Age: 58 Director Since: 2009 Committee: Nominating Class and Term: Class II (through 2025)

Mr. Snyder has served as a member of the Board since June 2020. He is the SVP of Partners and Alliances for Dynatrace, Inc., a provider of unified observability and security solutions for dynamic, hybrid, multi-cloud environments. Prior to joining Dynatrace in November 2023, he was the Chief Customer Officer for BetterUp, a provider of virtual coaching and mental wellness services, commencing in January 2023. Prior to joining BetterUp, he was Senior Vice President, Customer Strategy and Solutions at UiPath, an enterprise automation software company, where he led the Industries, Value Engineering, Services and Customer Success organization. He joined UiPath in January 2021 after serving as Executive Vice President and Chief Customer Officer of New Relic, Inc., a software analysis platform provider. Prior to joining New Relic, Inc. in May 2020, he was Senior Vice President, Global Alliances, Service Providers and Industries of Dell Technologies, a digital technology solutions, products and services company, a position he held from May 2015. Previously, he served in various management positions at Dell Technologies, including Senior Vice President, Americas Global Services (January 2014 to June 2015), Chief Operating Officer, Americas Sales and Customer Operations (January 2013 to December 2014) and Area Vice President Sales, Northern California (February 2008 to December 2012). He also served in various management positions at Dell Technologies’ predecessor entity, Dell EMC, including GM/Americas Sales Lead, EMC Consulting (2002-2008) and Director West Division; Channels, Alliances and Business Development (1999-2002), as well as at PeopleSoft, Inc., an enterprise software company (acquired by Oracle Corporation), including Director, Technology Alliances and Business Development (January 1999 to December 1999) and Manager, Strategic Services (February 1998 to December 1998). Mr. Snyder holds a Bachelor of Science, Economics and Finance from Bentley University.
DIRECTOR QUALIFICATIONS: We believe Mr. Snyder is qualified to serve as a member of our Board because of his extensive software operational and sales experience, as well as industry experience in customer service-oriented technology companies.

JAY SNYDER
Age: 53 Director Since: 2020 Committees: Nominating; Compensation Class and Term: Class III (through 2026)

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Director Nomination Process
Criteria and Diversity
Per our Corporate Governance Guidelines and the Charter for the Nominating Committee, the Nominating Committee determines, as appropriate, the desired qualifications, qualities, skills and other expertise required to be a director and recommends to the full Board criteria to be considered in selecting director nominees, including, but not limited to, attributes of character, judgment, diversity (including as defined by the Nasdaq Rules), age, expertise, corporate experience, length of service and other time commitments.
The Nominating Committee reviews the composition of the Board on an annual basis, in the context of recommending a slate of directors for the class up for re-election by stockholders. In determining whether to recommend a director for re-election, the Nominating Committee considers the director’s character and integrity, past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and ability to contribute to the diversity of experience and perspectives on the Board. The Nominating Committee assesses its effectiveness in this regard as part of its annual review of Board composition.
Stockholder Recommendations of Nominees
Per our Corporate Governance Guidelines, it is the policy of the Board that the Nominating Committee consider recommendations for candidates to the Board from stockholders. Stockholders may recommend director nominees for consideration by the Nominating Committee by meeting the requirements set forth in our Bylaws. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating Committee. The Nominating Committee does not formally distinguish between candidates recommended by stockholders and candidates recommended by other directors, management and others (including third-party search firms, which the Nominating Committee may retain from time to time). Stockholders who desire to nominate persons directly for election to the Board at the Company’s annual meeting of stockholders must meet the deadlines and other requirements set forth in our Bylaws. See “Deadlines for Stockholder Proposals and Director Nominations to be Presented at the Next Annual Meeting” in this Proxy Statement.
Board of Directors Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEE IDENTIFIED ABOVE.
Vote Required
Directors are elected by a plurality of the votes present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
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CORPORATE GOVERNANCE MATTERS

Best Practices
◆	Director Independence: All directors are independent other than our Chairman, President and Chief Executive Officer, who is the only member of management serving on the Board	◆	Annual Evaluations: Annual Board and Board committee evaluations promote Board and Board Committee effectiveness

◆	Independent Director Executive Sessions: Our independent directors meet regularly in executive sessions without the presence of our corporate officers or Chairman and Chief Executive Officer	◆	Board Oversight of Succession Planning: The Compensation Committee oversees the development and implementation of succession plans for senior leadership positions

◆
Outside Board Policy: We limit the number of other public company boards our directors may join to ensure a director is not “overboarded” and is able to devote the appropriate amount of time and attention to their oversight responsibilities
◆
Board Access to Independent Advisors: The Board and its committees may hire independent advisors, such as auditors, compensation consultants, legal counsel and other advisors as it determines appropriate, to assist in the performance of their functions

◆	Stockholder Engagement: Members of our management regularly engage with stockholders to solicit feedback, address concerns and provide perspective on our business strategy	◆	Hedging and Pledging Prohibited: Under the terms of our Insider Trading Policy, all directors and executive officers are prohibited from hedging and pledging Company securities

◆
Board Oversight of Strategic Plan: Generally, a separate annual Board meeting is devoted to the long-term strategy of the Company, in addition to regular discussions about Company strategy at meetings throughout the year
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Single Class Voting Structure: We have redeemed all of our formerly outstanding 13.00% Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) and have a single class voting structure (one share, one vote)

◆
Annual Review of Key Governance Documents: No less than annually, our internal and external legal advisors review the terms of our key governance documents, such as our Corporate Governance Guidelines and Board committee charters
		◆	Board Committee Independence: All Board committees are comprised exclusively of independent directors

Board Structure
Our business affairs are managed under the direction of the Board. Our Board consists of six members, five of whom qualify as independent within the meaning of the independent director guidelines of the Nasdaq Global Market (the “Nasdaq Global Market” or “Nasdaq”). Mr. Ravin is not. For additional information, please see the disclosure under the heading “Board Determination of Independence,” below.
Per our Certificate of Incorporation, the Board is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•Jack L. Acosta, who is nominated for re-election at the Annual Meeting, is the sole Class I director. His term will expire at the Annual Meeting, subject to his re-election at the Annual Meeting for a new term.
•The Class II directors are Katrinka McCallum and Robin Murray, and their terms will expire at the 2025 annual meeting of stockholders.
•The Class III directors are Seth A. Ravin, Steven Capelli and Jay Snyder, and their terms will expire at the 2026 annual meeting of stockholders.
Our Certificate of Incorporation and Bylaws provide that the number of directors, which is fixed at six members as of the date of this Proxy Statement, may be increased or decreased from time to time by a resolution of the Board.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase in the number of directors generally will be distributed among the three classes so that, as nearly as practicable, each class will consist of approximately one-third of the total number of directors. This classification of the Board may have the effect of delaying or preventing changes in control of the Company.
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There are no family relationships among any of our directors, including the Class I director nominee, or executive officers.
Classified Board Structure
Our Board of Directors believes that there is no “one size fits all” governance approach that suits all companies. The appropriate standard by which to judge our classified board structure is whether it protects the interests of our stockholders. According to recent proxy statements and publicly available documents, a substantial majority of our 2024 executive compensation peer group companies that are currently public companies also currently have classified or staggered board structures. We believe that our classified board structure is consistent with our peer group and protects our interests and our stockholders for the following reasons:
The Classified Board Structure Aligns our Board of Directors with our Long-term Interests.
We believe that our classified board encourages our directors to look to the long-term best interests of the Company and its stockholders and allows for stable and informed oversight, providing institutional perspective both to management and other directors. Our classified board structure is designed to ensure that, at any given time, there are directors serving on our Board of Directors who have substantial knowledge of our Company, business and strategic goals. Our classified board structure enables our directors to build on their own past experience and the experience of continuing directors, including accumulated knowledge, for more effective long-term strategic planning.
In addition, electing directors to three-year terms, rather than one-year terms, enhances the independence of our non-management directors by helping ensure that directors do not make short-term decisions that may be detrimental to our long-term interests given their lengthier tenure between elections.
The Classified Board Structure Helps Attract Director Candidates Who Want to Make Long-Term Service Commitments to the Company.
We believe that our classified board structure benefits our Company and stockholders because the longer terms of office help us attract qualified director candidates who are willing to make long-term commitments of their time and expertise to the Company.
The Classified Board Structure Reduces our Vulnerability to Coercive Takeovers.
Our classified board structure reduces our vulnerability to coercive takeover tactics and inadequate takeover bids by encouraging persons seeking control of our company to negotiate with our Board of Directors and thereby better positions our Board of Directors to negotiate effectively on behalf of all our stockholders. The classified board structure is designed to safeguard against an insurgent stockholder replacing a majority of our directors with its own nominees at a single annual meeting, thereby gaining control of our company and assets without paying fair value to our stockholders. Because not more than three of our (current) six directors are elected at any annual meeting of stockholders, at least two annual stockholder meetings would be required to effect a change in a majority of the directors serving on our Board, providing incumbent directors substantial leverage to negotiate the best results for our stockholders.
Our classified board structure does not preclude a takeover, but rather provides our Board of Directors the time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of our Board of Directors. We believe this is particularly important in the current environment of stock market volatility in our common stock, in which persons seeking to gain control of the Company may pursue coercive takeover tactics during a period of depressed stock prices, even when the decline in the Company’s stock price is due to factors outside of its control.

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Corporate Governance Guidelines
    Our Board has adopted Corporate Governance Guidelines outlining the corporate governance policies pursuant to which the Board oversees the business and strategy of the Company, addressing items such as the qualifications and responsibilities of our directors and director candidates and the specific oversight responsibilities of the Board. As part of an overall annual review of the Company’s corporate governance policies, in January 2023, the Board, upon the recommendation of the Nominating Committee, amended the Corporate Governance Guidelines to provide that stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with Exchange Act requirements. You can find a copy of our Corporate Governance Guidelines on the “Investor Relations” subpage of our website.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The purpose of the Code of Business Conduct and Ethics is to promote ethical conduct and deter wrongdoing. The policies outlined in the Code of Business Conduct and Ethics are designed to ensure that our employees, including our executive officers and members of the Board, act in accordance with not only the letter but also the spirit of the laws and regulations that apply to our business.
Effective January 1, 2022, the Company’s Ethics and Compliance function became a discrete department under the leadership of its Group Vice President and Chief Counsel, Chief Ethics & Compliance Officer, who reports directly to both the Chief Executive Officer and the Audit Committee. In addition to being accountable for promoting, monitoring and enforcing the Code of Business Conduct and Ethics under the oversight of the Board and Chair of the Audit Committee, the Ethics & Compliance Department is responsible for the Company’s contract compliance, investigations and data privacy functions and works in parallel with the Company’s in-house Legal Department on matters relating to corporate governance and regulatory compliance. Please visit the following website for additional information about the Company’s Ethics and Compliance function: https://www.riministreet.com/company/ethics-and-compliance.
You can find a copy of our Code of Business Conduct and Ethics, as well as other Company corporate governance and compliance policies, on the “Investor Relations” subpage of our website.
Board Leadership Structure
    Our Corporate Governance Guidelines provide that at any time when the Chairman of the Board is not an independent director, the Board shall elect a “Lead Independent Director” in order to facilitate communications between Company management and non-employee directors. Because the Chairman of the Board, Mr. Ravin, also serves as our President and Chief Executive Officer, the Board has appointed Mr. Acosta to serve as its Lead Independent Director. As Lead Independent Director, Mr. Acosta communicates with our President, Chief Executive Officer and Chairman of the Board regarding feedback from executive sessions of the non-employee and/or independent directors, for which he is responsible for scheduling, preparing the agendas and chairing. He also serves as a liaison between members of our executive management and our non-employee and/or independent directors, disseminating information to the rest of the Board in a timely manner and raising issues with management on behalf of the non-employee and/or independent directors when appropriate.
    As Chairman of the Board, Mr. Ravin is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and Board committee meetings, evaluating the membership and chairs for Board committees and the effectiveness of the committees, and encouraging the Company’s non-employee and/or independent directors to meet regularly without management present.
    The Board believes that this structure is currently appropriate for the Company as it permits our President and Chief Executive Officer to speak for and lead the Company and Board while also providing for effective oversight and independent leadership by an independent director.
Board Determination of Independence
    Our Nominating Committee and full Board have reviewed and analyzed the independence of each director, including the Class I director nominee. The purpose of the review was to consider whether any particular relationships or transactions involving directors or their affiliates or immediate family members (i) were inconsistent with a determination that a particular director is independent for purposes of serving on the Board and its committees, or (ii) could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. During this review, the Board examined whether
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there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships. They also specifically considered each of the transactions identified under the heading “Related Person Transactions” below.
The Company’s common stock is listed on the Nasdaq Global Market. Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Under Nasdaq Rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.
In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an audit committee or a compensation committee of a listed company generally may not, other than in his or her capacity as a member of the committee, the Board, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Following its most recent independence review, which was conducted with the assistance of the Nominating Committee and in connection with the preparation of this Proxy Statement, the Board determined that Ms. McCallum and Messrs. Acosta, Capelli, Murray and Snyder, representing five of the Company’s current six directors and all of the members of the Audit, Compensation and Nominating Committees, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Global Market.
Board of Director Meetings and Attendance; Annual Meeting Attendance
The Board holds regularly scheduled board meetings quarterly, and typically each Board committee meets separately in connection with these meetings. Such meetings are generally held in-person with the option of attending via videoconference for any meeting attendee who has health and safety travel concerns or who is restricted from travel. The Board holds mid-quarter meetings, which are typically via videoconference, and the Board and each committee hold videoconference meetings in between quarterly meetings as needed.
In 2023, the Board held 11 meetings (two jointly held with each of the Board committees and one jointly held with the Nominating Committee); the Audit Committee held six meetings (two jointly held with the full Board and each of the Board committees); the Compensation Committee held six meetings (two jointly held with the full Board and each of the Board committees); and the Nominating Committee held five meetings (one jointly held with the full Board and each of the Board committees and one jointly held with the full Board). Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during 2023.
Our 2023 annual meeting of stockholders was held on June 7, 2023 in a virtual-only format conducted via live audio webcast. All directors nominated for election at the 2023 annual meeting of stockholders and all incumbent directors with terms expiring after the date of the 2023 annual meeting of stockholders attended the 2023 annual meeting.
Stockholder Communications
    While the Board believes that management speaks for the Company, the Board acknowledges that individual Board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with the knowledge of management and, in most cases, only at the request of management. The Board believes that matters pertaining to the Company’s general business operations, current and future financial results, strategic direction and similar matters are most appropriately addressed by management, with appropriate oversight and consultation provided by the Board. The Board expects that management will provide regular updates to investors regarding the Company’s business strategy and performance. The Board also believes that the ability of the Company’s stockholders to send communications to the Board is an important part of the Company’s corporate governance process. In cases where stockholders wish to send a communication to our non-employee directors, messages can be sent to our Vice President, Treasurer & Investor Relations at: IR@riministreet.com in accordance with the procedures outlined in our “Policies and Procedures for Stockholder Communications to Independent Directors” (our “Stockholder Communications Policy”), a copy of which appears on the “Investor Relations” subpage of our website.
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In accordance with our Stockholder Communications Policy, our Vice President, Treasurer & Investor Relations reviews all incoming stockholder communications and, if appropriate (i.e., the communication is not part of a mass mailing, a product complaint or inquiry, job inquiry or business solicitation and is not patently offensive or otherwise inappropriate material), after coordinating with the Company’s Legal Department and the Lead Independent Director, routes such communications to the appropriate member(s) of the Board or, if none is specified, to the Chairman of the Board. As applicable, the Vice President, Treasurer & Investor Relations will refer allegations of questionable accounting, internal controls, or auditing matters, fraudulent financial information of violations of law within the scope of the Company’s Policy Regarding Reporting of Accounting, Auditing and Other Matters (available on the “Investor Relations” subpage of our website) for handling in accordance with such policy. The Vice President, Treasurer & Investor Relations reports to the Nominating Committee on a periodic basis regarding all stockholder requests to communicate directly with our non-employee directors and the Company’s response.
Our Stockholder Communications Policy is administered by the Nominating Committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are also stockholders, or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act or our Bylaws.
Committees of the Board of Directors
Under our Bylaws, the Board has the authority to appoint committees, and, accordingly, has appointed the Audit Committee, the Compensation Committee, and the Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
The Audit Committee is comprised of Mr. Acosta (Chair), Mr. Capelli and Ms. McCallum. Our Board has determined that each member of the Audit Committee satisfies the requirements for independence and financial literacy under the rules of the Nasdaq Global Market and the SEC and has further determined that each of Mr. Acosta, Mr. Capelli and Ms. McCallum qualify as “audit committee financial experts” as defined by applicable SEC rules and satisfies the financial sophistication requirements of the Nasdaq Global Market. The Audit Committee is responsible for, among other things:
•selecting and hiring our independent registered public accounting firm;
•supervising and evaluating the performance and independence of our independent registered public accounting firm;
•approving the audit and audit fees and pre-approving any non-audit services to be performed by our independent registered public accounting firm;
•reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, the quarterly reviews of our financial statements, and our publicly filed reports;
•preparing the Audit Committee Report that the SEC requires in our annual proxy statement;
•reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•reviewing and discussing with management and the independent registered public accounting firm, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and on matters related to the conduct of the audit;
•overseeing the internal audit function;
•reviewing and discussing with management reports regarding compliance with applicable laws, regulations and internal compliance programs;
•overseeing enterprise risk assessment and management pertaining to the financial, accounting, liquidity, market, tax, cybersecurity and other information technology risks of the Company;
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•overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters, including the confidential, anonymous submission (and the appropriate treatment) of concerns submitted by Company employees (e.g., via the Company’s Whistleblower Hotlines) regarding accounting or auditing matters that they believe to be questionable or to be violations of the Company’s Code of Business Conduct and Ethics, the U.S. federal securities laws (or similar state and federal laws) or the Company’s Anti-Corruption Policy (including the Foreign Corrupt Practices Act and similar laws); and
•reviewing and overseeing any related person transactions.
    The Audit Committee also oversees the Company’s implementation of new accounting standards. You can find a copy of the Audit Committee’s Charter on the “Investor Relations” subpage of our website: https://investors.riministreet.com/document-charters.
Compensation Committee
The Compensation Committee is comprised of Ms. McCallum (Chair), Mr. Capelli and Mr. Snyder. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the rules of the Nasdaq Global Market and applicable SEC rules and regulations. The Compensation Committee is responsible for, among other things:
•reviewing and approving our Chief Executive Officer’s and, in consultation with our Chief Executive Officer, other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, change-in-control agreements, and any other benefits, compensation or arrangements;
•administering our equity compensation plans, including reviewing and recommending to the Board for approval any equity award granting policy;
•overseeing our overall compensation philosophy, compensation plans and benefits programs;
•preparing the report of the Compensation Committee required by the rules and regulations of the SEC;
•reviewing and evaluating director compensation;
•reviewing and discussing with management the risks arising from the Company’s compensation policies and practices for all employees and human capital management that are reasonably likely to be material; and
•overseeing the succession planning of our executive officers and management team.
Subject to compliance with applicable laws and regulations, the Compensation Committee may delegate its authority to one or more subcommittees. However, the Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.
For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Willis Towers Watson as the independent advisor to the Compensation Committee, see “Compensation Discussion and Analysis — Executive Compensation Review and Determination,” below.
You can find a copy of the Compensation Committee’s Charter on the “Investor Relations” subpage of our website: https://investors.riministreet.com/document-charters.
Nominating Committee
The Nominating Committee is comprised of Mr. Capelli (Chair), Mr. Murray and Mr. Snyder. Our Board has determined that each member of the Nominating Committee meets the requirements for independence under the rules of the Nasdaq Global Market. The Nominating Committee is responsible for, among other things:
•determining qualifications, characteristics, qualities, skills and other expertise required to be a director and developing, and recommending to the Board for approval, criteria to be considered in selecting nominees for director (the “Director Criteria”);
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•seeking, identifying, evaluating and selecting, or recommending for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the Director Criteria, and reviewing candidates recommended by stockholders made in compliance with requirements for such recommendations;
•evaluating and making recommendations regarding the composition, organization, and governance of the Board and its committees and the independence of the Board members and candidates for the Board in accordance with applicable independence standards;
•evaluating and making recommendations regarding the creation of additional committees, a change in mandate of our committees and dissolution of our committees;
•reviewing and making recommendations with regard to our Corporate Governance Guidelines;
•overseeing the evaluation of the Board;
•working with the Audit Committee as necessary and appropriate to review and approve conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee;
•overseeing the Company’s global environmental, social and governance (“ESG”) structure and reviewing and understanding the Company’s strategy for public disclosure with respect to ESG matters; and
•engaging in succession planning for our Board.
You can find a copy of the Nominating Committee’s Charter on the “Investor Relations” subpage of our website: https://investors.riministreet.com/document-charters.
The Board’s Role in Risk Oversight
Risk management is primarily the responsibility of our Company’s senior management team, while the Board is responsible for the overall supervision and oversight of our Company’s risk management activities.
The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. For example, the Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks (including cybersecurity) facing the Company. Specifically, as stated in the Audit Committee’s Charter, one of the responsibilities of the Audit Committee is to “review and discuss with management, including members of the internal audit department and the independent auditor as appropriate, the Company’s major risk exposures, including, but not limited to financial, accounting, liquidity, market, tax and cybersecurity and other information technology risks, and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management pertaining to such matters.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present), as well as meets regularly as a committee or with the full Board with the Company’s Vice President of Risk Management, who presides over the Company’s internal audit function, and the Company’s Vice President of Global Security, who presides over the Company’s global security function, including cybersecurity. Per its charter, the mission of the Internal Audit Department is to assist the Company in accomplishing its objectives by bringing a “systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and quarterly updates from members of the Company’s Legal Department and Compliance & Ethics Department on legal matters that may have a material impact on the Company’s financial statements or compliance procedures that pertain to financial, accounting or tax matters of the Company.
In addition, as stated in its charter, one of the responsibilities of the Compensation Committee is to review and discuss with management the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to be material to the Company.
As referenced above, senior members of the Company’s in-house Legal Department and in-house Ethics & Compliance Department report in person to the full Board on at least a quarterly basis to keep the directors informed concerning legal risks, ongoing litigation and other legal matters involving the Company and the Company’s legal risk mitigation efforts. Finally, our Chief Executive Officer periodically meets with the other directors in executive session to address operational and
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strategic matters, including areas of risk and opportunity that require Board attention. Further, on no less than an annual basis, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company and risk mitigation strategies.
By its nature, risk oversight is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) or as a director of any entity that has one or more of its executive officers serving on the Board or the Compensation Committee.
Policies and Procedures for Related Person Transactions
The Company has adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, may only enter into a related party transaction with us with the approval or ratification of the Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.
Related Person Transactions
As of December 31, 2023, ASP and its affiliates beneficially owned approximately 26.3% of our issued and outstanding shares of common stock. Mr. Murray is a partner with ASP and a member of our Board.
Janet Ravin, the spouse of our President, Chief Executive Officer and Chairman of the Board, is a non-executive employee of the Company, serving as Vice President, Global Brand, Content and Communications and Committee Chair of the Rimini Street Foundation. For the years ended December 31, 2023, 2022 and 2021, she earned approximately $328,800, $205,800 and $155,400 in total compensation, respectively, in her capacity as an employee of the Company, primarily consisting of base salary, annual cash bonus payments, the fair value (as of the date of grant1) of equity awards to her under our 2013 Equity Plan and 401(k) plan matching contributions. Ms. Ravin also participated in the Company’s benefit programs generally available to all U.S. employees. Compensation for Ms. Ravin was established in accordance with employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and was ratified by the Audit Committee as a related person transaction. For additional information regarding use of Company charter aircraft by Ms. Ravin, refer to the footnotes following the “Summary Compensation Table,” below.
Employee, Officer and Director Hedging
The Company maintains an Insider Trading Policy applicable to all employees (including its executive officers), directors and agents (such as consultants and independent contractors). Among its provisions, the Insider Trading Policy categorically prohibits directors, any employee who is an executive officer (defined by reference to Section 16 of the Exchange Act) and any employee required to receive pre-clearance from designated Company Legal Department personnel prior to engaging in transactions in the Company’s securities (generally, employees identified by title and/or job function who have regular or
1 A discussion of all assumptions made in the valuation of the awards to Ms. Ravin is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. For purposes of the above disclosures, the entire fair value of awards are reflected in the year of grant, without regards to estimated forfeitures.
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special access to material nonpublic information about the Company) from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Derivative securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company (such as stock options and restricted stock units), including exercises thereof and purchases of the underlying shares, are not subject to this prohibition. For directors, executive officers and employees subject to pre-clearance requirements, the Insider Trading Policy also prohibits pledging of Company securities or the ownership of Company securities in or through a margin account. You can find a copy of our Insider Trading Policy on the “Investor Relations” subpage of our website.
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PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW

Background
Article IX of our Certificate of Incorporation currently provides for the Company to limit or eliminate (i.e., exculpate) the monetary liability of directors for the breach of the duty of care in certain circumstances, pursuant to and consistent with the Delaware General Corporation Law (“DGCL”), as the Company is incorporated in Delaware. Effective August 1, 2022, the State of Delaware amended Section 102(b)(7) of the DGCL to allow Delaware corporations to extend similar protections to “officers,” as such term is defined under Delaware law. Specifically, the amendments to the DGCL allow Delaware corporations to exculpate their officers for personal monetary liability for breaches of the duty of care in certain circumstances. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims).
Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive situations and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting concern about personal liability in circumstances meeting the requirements for exculpation will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims or protracted actions following actions taken in good faith.
In addition, the Board believes it is important to strike a balance between stockholders’ interests in accountability and their interest in the Company providing protection to officers to the extent permitted by the DGCL to attract and retain key executive talent. This protection has long been afforded to directors under Delaware law and our Certificate of Incorporation. Numerous other public companies have updated their governing documents to align with amended Section 102(b)(7) of the DGCL, and we expect this practice to continue. Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not implement the expanded protections now offered under Delaware law. For these reasons, the Board unanimously approved the amendment to our Certificate of Incorporation described in this proposal, subject to approval by stockholders.
Proposal
If this proposal is approved by stockholders, Article IX of our Certificate of Incorporation will be amended to read in its entirety as set forth below (with additions shown as bold/underlined and deletions ~~bold/struck-through~~):
ARTICLE IX
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, no ~~a~~ director or officer (as defined in Section 102(b)(7) of the DGCL) of the corporation ~~shall not~~ will be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
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Board of Directors Recommendation
The Board believes that the amendment to our Certificate of Incorporation described in this proposal is in the best interests of the Company and its stockholders for the reasons stated above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS REGARDING THE EXCULPATION OF OFFICERS.
Vote Required
The affirmative vote of the holders of a super-majority (66.67%) of the outstanding shares of our common stock is required to approve this proposal.
If the proposed amendment to our Certificate of Incorporation is approved at the Annual Meeting, we will file a Certificate of Amendment with the Delaware Secretary of State shortly following the Annual Meeting to incorporate the amended language, as approved, at which point the amendment will become effective. Should stockholder approval not be obtained, this amendment will not be implemented, and our Certificate of Incorporation will continue in effect pursuant to its current terms.
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CORPORATE SOCIAL RESPONSIBILITY

Our Mission
At Rimini Street, our mission is to provide extraordinary technology solutions powered by extraordinary people who achieve each client’s strategic, operational and financial goals. To achieve this mission, we must do business the right way — the Rimini Street Way.
The Rimini Way

The Rimini Way
WE STRIVE TO DELIVER THE EXTRAORDINARY, ALWAYS
WE ACT WITH URGENCY, DRIVEN BY OUR PASSION FOR QUALITY
WE CHOOSE WHAT IS RIGHT, NOT WHAT IS EASY
WE STAND FOR EQUALITY AND FAIRNESS FOR ALL
Rimini Street

Environmental, Social and Governance Practices and “Our 4C’s”
We believe that the best and only path to success is by conducting our business and ourselves in a way that demonstrates the highest integrity as well as respect for others and for the laws and regulations by which we operate. Our environmental, social and governance (“ESG”) practices are integrated into our commitment to “Our 4 C’s” — Company, Clients, Colleagues and Communities. Our 4C’s guide our decision making and shape our relationships with our stakeholders.

■Company — Dream big, innovate boldly and operate at the highest ethical, professional and quality standards
■Clients — Improve client performance significantly
■Colleagues — Build a great company that attracts, develops, inspires and retains extraordinary people
■Communities — Leave the world better than we found it

ESG Oversight
Per its Charter, the Nominating Committee, on behalf of the Board, has oversight responsibility for our ESG structure, and is tasked with reviewing and assessing this structure, including oversight responsibilities of other Board committees, on a periodic basis and recommending updates as appropriate. The Nominating Committee is also tasked with reviewing and overseeing our strategy for public disclosure with respect to ESG matters, including the processes and resources to support such disclosure.

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Human Capital Resources — RMNI LOVE™
We have built our culture centered on our dedication to provide our clients with an exceptional service experience, and we strive to foster an environment that enables and encourages our employees in this pursuit. Under the banner of RMNI LOVE, we have developed multiple programs focused on the health, well-being and professional development of our employees:

•RMNI PINK — Led by Nancy Lyskawa, our EVP and Chief Client Officer and breast cancer survivor, TEAM PINK supports the breast cancer survivors, warriors and caregivers of Rimini Street and their family members. In October 2023, the Rimini Street Foundation sponsored TEAM PINK participation in the 2023 Susan G. Komen Foundation “More than Pink Walk” in Denver, Colorado. Members of TEAM PINK host webinars to share their stories of survival and provide breast health education. The Company also donates funds to non-profit breast cancer research and support organizations.

•RMNI GRIT — November 2021 marked the launch of TEAM GRIT in support of Rimini Street veteran employees and their families. The goal of TEAM GRIT is to provide (i) our veteran employees a place to collaborate and support one another, (ii) insight for non-veterans in the Rimini Street family to understand the valuable assets veterans bring to the Rimini Street team, (iii) clarity and understanding of the military experience and (iv) a mentoring platform to help veteran employees transition into their Rimini career.
•RIMINI STREET UNIVERSITY — In March 2023, we launched Rimini Street University, a one-stop platform for employee learning, development and enablement needs, including management and leadership training, technical training, career development, sales enablement, new hire onboarding, ethics and compliance, the “Rimini Street Way” and our “4C’s.”
•WELLNESS CONNECTION — We offer programs and resources designed to support the mental, physical, social and financial well-being of our employees. In addition to resources available through our health care plan providers, we provide voluntary web-based training, using a videoconference platform, on health and wellness topics (such as first aid/CPR, fire safety, mental health and how to prepare for inclement weather conditions), as well as professional development seminars on topics such as time management and boosting financial health.
•GLOBAL OUTREACH TEAM — Our Global Outreach Team monitors worldwide events potentially impacting employee safety such as severe weather (hurricanes, flooding), power outages, natural disasters and civil disturbances. Depending on the severity of the event, an informational alert may be sent via email, permitting employees to request assistance if impacted, or individual employees may be contacted directly (or, if necessary, indirectly through emergency contacts) to make sure they are safe and confirm whether assistance is needed.
•SABBATICAL BENEFIT PLAN — In May 2018, we implemented a sabbatical benefit plan that provides full time employees who achieve ten years of service with a one-month paid sabbatical leave and the grant of restricted stock units (“RSUs”) with a fair market value of $10,000 on the date of grant that vest 100% on the first anniversary of the date of grant, provided that the employee remains employed by us through the vesting date.
•SUPPORTING HUMANKIND —Through the Rimini Street Foundation, which is a program privately funded by the Company, we encourage our employees to “Support Humankind” and share our Company’s success by investing back into the communities we serve. This program, which is funded solely by the Company and its global subsidiaries, executes the mission to Support Humankind through financial contributions, in-kind donations, and company-wide employee volunteerism.

RMNI GRIT	Rimini Street University	RMNI PINK

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (referred to as the “CD&A”) section summarizes our general philosophy regarding the compensation of our President, Chief Executive Officer and Chairman of the Board (“CEO”), our Chief Financial Officer, and our three next most highly compensated executive officers who were serving as executive officers as of December 31, 2023 (collectively referred to as “Named Executive Officers” or “NEOs”).
The CD&A provides context for the executive compensation disclosures presented below in both tabular and narrative form. Under its charter, the Compensation Committee is responsible for reviewing and approving executive officer compensation and overseeing our overall compensation philosophy, compensation plans and benefits programs.

2023 Named Executive Officers

Seth A. Ravin	Michael L. Perica	Kevin Maddock	Nancy Lyskawa	David Rowe
President, Chief Executive Officer and Chairman of the Board	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Recurring Revenue Officer	Executive Vice President & Chief Client Officer	Chief Product Officer & Executive Vice President, Global Transformation
Executive Summary
The information below summarizes certain aspects of our executive compensation program, in general, and certain of the decisions taken with respect to the compensation of our NEOs during the fiscal year ended December 31, 2023. The specific amounts paid or payable to our NEOs are disclosed in the tables and narrative in the section of this Proxy Statement entitled “Executive Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
2023 Executive Compensation Program
Our 2023 executive compensation program consisted of the following elements: base salary, annual incentive (cash bonus) compensation (with individual performance objectives determined and paid on a quarterly basis) and long-term (equity-based) compensation. Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with our overall guiding principles for compensation.
For 2023, the Compensation Committee engaged Willis Towers Watson as its independent compensation consultant to assist in reviewing and evaluating our executive compensation program, determining an appropriate compensation peer group for purposes of analyzing and providing the Compensation Committee with competitive pay data, advising the Compensation Committee on executive compensation trends and developments, and assessing our compensation policies and practices.

2023 Say on Pay Advisory Vote Results
At our 2023 annual meeting of stockholders, our stockholders approved the compensation of our NEOs, with 97.3% of the votes cast in favor of our Say on Pay resolution. The Compensation Committee considered the results of the 2023 Say on Pay vote in its evaluation of our fiscal year 2023 executive compensation program, and, in light of the support our stockholders expressed last year, it did not make any material changes to the program specifically as a result of such vote. However, as described below under the heading “New for 2023,” in order to further align executive compensation with stockholder interests, in 2023, the Compensation Committee introduced awards of performance units (“PSUs”) as a portion of the Company’s compensation program for executives, including each of our NEOs.

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Compensation Philosophy and Practices
We seek to maintain high standards with respect to executive compensation. Key features of our executive compensation practices that aim to drive high performance and align executive compensation with stockholder interests are highlighted below:

	What We Do		What We Do Not Do
☑	At-Risk Compensation: Incentive-based compensation represents a significant portion of our executives’ compensation. See “2023 Target Pay Mix,” below.	☒	No Guaranteed Salary Increases: We do not guarantee salary increases for our executives.

☑
Annual Executive Compensation Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.
☒
No Hedging or Pledging of Company Securities: Under our Insider Trading Policy, our executives (and Board members) are prohibited from engaging in hedging or pledging transactions involving Company securities.

☑	Independent Consultant: The Compensation Committee retains an independent compensation consultant and annually reviews the consultant’s independence.	☒	No Excess Retirement Benefits: We do not provide defined benefit pension plans, supplemental executive retirement plans, or retiree health benefits.

☑
Limited Change-in-Control Benefits: Only our CEO has contractually provided change-in-control payments, which are subject to double-trigger vesting and do not feature excise tax gross-ups (holders of PSUs may benefit from accelerated vesting in certain circumstances following a change-in-control).
☒
No Stock Option Awards Surrounding the Release of Material Nonpublic Information: It is our policy not to award stock options to executive officers during the period beginning four business days before the filing of specified SEC filings disclosing material nonpublic information and ending one business day after the filing of such reports.

☑	Compensation Committee Executive Sessions: Executive sessions of the Compensation Committee (without Company management present) generally follow most Compensation Committee meetings.	☒	No Discount Grants: We do not provide for compensatory grants of equity below fair market value.

☑	Stockholder Alignment: We align compensation with stockholder interests by linking incentive compensation to the Company’s overall performance.	☒	No Excise Tax Gross-Ups: Our executives are not entitled to excise tax gross-ups in connection with any portion of their compensation.

☑	Annual Compensation Peer Group Review: The Compensation Committee reviews the composition of our compensation peer group annually and makes adjustments to the composition, if deemed appropriate.

New for 2023

As described further below under the heading “2023 Long-Term Incentive Plan,” during fiscal year 2023, the Compensation Committee approved long-term (equity-based) incentive plan awards (the “2023 LTI Plan”) for each of our executive officers consisting of a mix of PSUs, restricted stock units (“RSUs”) and stock options, introducing equity awards with performance-based vesting conditions into the Company’s executive compensation program. Under the 2023 LTI Plan, 50% of the targeted total value of the equity awards to our CEO was in the form of PSUs, and 40% of the targeted total value of the equity awards to our then-current executive officers, including our other NEOs, was in the form of PSUs. The performance targets associated with the PSU awards under the 2023 LTI Plan consisted of two equally weighted financial performance metrics: adjusted EBITDA (non-U.S. GAAP) and total revenue (U.S. GAAP). See “2023 Long-Term Incentive Plan Awards,” below, and Appendix A to this Proxy Statement for information concerning adjusted EBITDA, including a definition and a reconciliation to the most comparable U.S. GAAP financial measure.

Full Year 2023 Financial and Operational Highlights
•For the fiscal year ended December 31, 2023, we generated revenue of $431.5 million, a year over year increase of 5.3%, achieved a gross margin of 62.3% and generated operating income of $43.8 million.
•We ended fiscal 2023 with 3,038 active clients, including 73 Fortune 500 companies and 20 Fortune Global 100 companies, across a broad range of industries.
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•For the fiscal year ended December 31, 2023, we closed nearly 7,900 support cases and delivered more than 11,200 tax, legal and regulatory updates to clients across 32 countries, while achieving an average client satisfaction rating on the Company’s support delivery of 4.9 out of 5.0 (where 5.0 is rated excellent).
•In March 2023, we formally launched Rimini ONE™, our outsourcing service program designed to offer a comprehensive set of unified, integrated services to run, manage, support, customize, configure, connect, protect, monitor and optimize enterprise applications, databases and technology software.
•We earned multiple employee satisfaction awards and certifications, including “2023 Top Workplaces USA” award from Energage and Great Place to Work® (a recognized global authority on workplace culture and employee satisfaction) certifications in Australia, France, India, Korea, Japan, Singapore, the United Kingdom and the United States.
Elements of Executive Compensation
Our compensation programs for our NEOs and other executive officers are comprised of the following compensation elements:
•Base Salary. The base salaries of our executive officers are intended to provide a competitive level of fixed compensation in order to attract, retain and motivate talented executive officers. Base salaries are generally set based on each executive officer’s responsibilities, performance, skills, and experience as compared with relevant market and peer group data.
•Annual Incentive (Cash Bonus) Compensation. We design our annual incentive (cash bonus) compensation program to motivate and reward executive officers for achieving pre-established company (as further described below) and individual performance objectives determined and paid on a quarterly basis. Additional information regarding the annual incentive compensation program for our NEOs in 2023 can be found under the heading “Annual Incentive (Cash Bonus) Compensation” below.
•Equity-Based Long-Term Incentive (LTI) Compensation. The Compensation Committee believes that a significant portion of each executive officer’s compensation should be in the form of long-term equity-based incentive compensation. Historically, we have granted stock options and restricted stock units that vest based on service over a multi-year period, generally referred to as time-based vesting. Starting in 2023, we introduced PSU awards as part of the LTI mix for our executives, including our NEOs. While our cash incentive plan compensation program is generally designed to reward executive officers for actions that impact short- (quarterly) and mid-term performance, our equity-based incentive awards are designed to align the long-term interests of our executive officers with those of our stockholders by:
◦providing alignment with key financial measures;
◦encouraging executive officers to create and sustain stockholder value over longer periods because the value of awards is directly attributable to changes in the price of our common stock over time;
◦encouraging our executive officers to attain key corporate objectives over time; and
◦promoting executive officer retention because the value of awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.
Looking Ahead — 2024 Executive Compensation Program
We view our executive compensation program as evolutionary and consider whether refinements are needed on an annual basis. For fiscal year 2024, we will continue to incorporate performance-based vesting conditions into our long-term incentive award mix with no changes to the performance measures and their relative weightings under either our annual (cash bonus) or equity-based (long-term) incentive compensation plans (with the performance metrics at target adjusted in accordance with internal operational and financial projections for fiscal year 2024).
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Executive Compensation Philosophy and Objectives
We compete in the global IT services market for enterprise software support, products and services. Our executive compensation philosophy is driven by our objective to attract, retain and motivate the talent needed to lead our Company in a dynamic, innovative and extremely competitive environment and to strongly align the interests of our executive officers with those of our stockholders for the long term. Our executive compensation program, including the program for our NEOs, is structured to use a mix of base salary, annual incentive (cash bonus) compensation and long-term equity-based compensation to incentivize and reward those individuals who make the greatest contributions to our performance and creation of stockholder value over time.
The Compensation Committee seeks to allocate a significant portion of our executive officers’ total direct compensation at target to elements that are performance-based and, therefore, “at risk.” However, the Compensation Committee does not maintain formal policies for allocating between short-term and long-term compensation or between cash and non-cash compensation. Instead, the Compensation Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation, generally, among other items, of our financial position and performance, hiring and retention concerns, and consideration of the compensation level and mix paid by our compensation peer group and surveyed similarly situated technology companies.
2023 Target Pay Mix
As illustrated in the charts, below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance. For 2023, approximately 86.6% of total target direct compensation for our CEO and an average of approximately 68.3% of total direct compensation for our other NEOs was in the form of variable, at-risk pay.

2023 CEO Target Compensation*
Salary 12%
Annual Incentive 12%
LTI Options 15%
LTI RSUs 23%
LTI PSUs 38%
88% At-Risk

2023 Other NEO Target Compensation (Average)*

Salary
32%
68%
At-Risk
LTI PSUs
17%
LTI RSUs
9%
LTI Options
17%
Annual
Incentive
25%

* Percentages calculated based upon base salary (effective as of April 1, 2023, applied to the entire year), 2023 target annual incentive compensation value and target grant date value of 2023 equity-based long-term incentive compensation, excluding any special, one-time and/or retention awards.
Executive Compensation Review and Determination
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Generally, the Compensation Committee reviews and considers decisions on total compensation (annual adjustments to base salary and annual target bonus opportunities, as well as long-term incentive plan equity grants) for our executive officers in the first quarter of the fiscal year. This permits the Compensation Committee to consider the prior year’s performance when making compensation decisions, with the goal of finalizing total compensation decisions by early in the second quarter of the fiscal year. In addition, each fiscal quarter, the Compensation Committee reviews our financial and operational performance and considers decisions regarding payments under our non-equity (cash bonus) incentive compensation plan.
Each year, the Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy, reflective of our compensation philosophy and designed to incentivize our executive officers to accomplish key corporate objectives. The Compensation Committee also annually reviews
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market trends and changes in compensation practices.
In 2023, among other duties, the Compensation Committee reviewed and approved the compensation for each of our executive officers, including our NEOs; administered our equity compensation plans; oversaw the process of evaluating our CEO’s performance; oversaw the succession planning of our executive officers and senior management team; evaluated the effectiveness of our overall executive compensation program and management of potential risks arising from our executive compensation program; and evaluated the appropriateness and competitiveness of our non-employee director compensation program.
The Compensation Committee’s authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The current charter, which was most recently updated in January 2023, is available for review on the “Investor Relations” subpage of our website: https://investors.riministreet.com/document-charters.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO, our CFO and our Senior Vice President of Global Human Resources, as well as members of the Corporate division of our in-house Legal Department, who advise the Compensation Committee on compliance issues. The management team (with the assistance of the Compensation Committee’s compensation consultant, Willis Towers Watson) assists the Compensation Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our management team’s (including our CEO’s) recommendations and proposals with respect to adjustments to target annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to such executive officer’s own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our management team (including our CEO) and uses them as one factor in determining and approving the compensation for our executive officers, other than our CEO. Our CEO recuses himself from all recommendations and deliberations regarding his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In fiscal 2023, the Compensation Committee retained Willis Towers Watson, a national compensation consulting firm, to serve as its independent compensation advisor. Willis Towers Watson serves at the discretion of the Compensation Committee.
During fiscal 2023, a representative from Willis Towers Watson attended certain meetings of the Compensation Committee (both with and without management present) and provided various services, including the following:
•consulting with the Compensation Committee chair and other members between Compensation Committee meetings;
•reviewing, researching and suggesting updates to our compensation peer group;
•providing competitive market data based on the compensation peer group and/or broad compensation surveys for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and how the companies in our compensation peer group and/or the broad compensation surveys compensate their executive officers;
•reviewing and analyzing the base salary levels, annual incentive (cash bonus) opportunities, and long-term (equity-based) incentive compensation opportunities of our executive officers;
•assisting us with a review of our long-term incentive compensation strategy and equity utilization, including the design of our 2023 LTI Plan;
•assessing executive compensation trends within our industry, and providing updates on compensation-related corporate governance and regulatory issues and developments;
•reviewing our market equity compensation practices, including burn rate and overhang; and
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•assisting us with us with a review of our non-employee director compensation program, as described under the heading “Director Compensation,” below.
In fiscal year 2023, Willis Towers Watson provided no services to us other than the consulting services to the Compensation Committee.
In connection with the engagement of any external advisor, the Compensation Committee assesses the advisor’s independence in accordance with SEC and Nasdaq rules. In 2023, as in prior years, after reviewing information provided by Willis Towers Watson regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules, the Compensation Committee determined that no conflicts of interest existed in connection with the services Willis Towers Watson performs for the Compensation Committee.
Compensation Benchmarking — Published Surveys and Peer Group Data
Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. The Compensation Committee uses a combination of (i) published survey data covering technology companies with annual revenues of $200 to $500 million, and (ii) a software industry peer group of companies as data points when evaluating and establishing executive compensation, as well as other considerations. While the Compensation Committee generally targets the 50th percentile of the market when evaluating compensation, actual compensation decisions are based on the full consideration of many factors, including, but not limited to, individual and Company performance, equity holdings, market data, internal equity, experience, strategic needs and job responsibilities.
The Company’s compensation peer group for purposes of fiscal year 2023 executive compensation determinations was recommended by its independent compensation consultant, Willis Towers Watson, and approved by the Compensation Committee in August 2022. The peer group was selected primarily based on software/information technology industry focus, annual revenues (median peer group revenue of approximately $368 million) and market capitalization, as well as other financial and non-financial considerations. For fiscal year 2023 executive compensation determinations, the following 15 companies were selected as our peer group:

Benefitfocus, Inc.	BlackLine, Inc.	ChannelAdvisor Corporation	Coupa Software Incorporated
Everbridge, Inc.	Five9, Inc.	Kinaxis Inc.	Model N, Inc.
New Relic, Inc.	Perficient, Inc.	Progress Software Corporation	Synchronoss Technologies, Inc.
Upland Software, Inc.	Workiva Inc.	Zuora, Inc.
Year-over-year changes as compared to the Company’s compensation peer group for purposes of fiscal year 2022 executive compensation decisions included: (i) removing Paylocity Holding Corporation and Aspen Technology, Inc., (ii) removing Cornerstone OnDemand, Inc. due to attrition (2021 going private transaction), and (iii) adding Zuora, Inc. and Upland Software, Inc.
In July 2023, based on the recommendations of Willis Towers Watson, and supplemented based upon evaluation of appropriate peer companies by the Compensation Committee, the Compensation Committee approved an updated list of peer group companies for use in connection with fiscal year 2024 executive compensation determinations, implementing the following changes: (i) removing Benefitfocus, Inc. (2023 going private transaction), Coupa Software Incorporated (2023 going private transaction) and ChannelAdvisor Corporation (2022 going private transaction) due to attrition, and (ii) adding Consensus Cloud Solutions, Inc., PROS Holdings, Inc., Yext, Inc. and LiveRamp Holdings, Inc.
The updated peer group for fiscal year 2024 was selected based on multiple scoping metrics, including software/information technology industry focus (companies with the Global Industry Classification Standard (GICS) Codes of “Application Software” and “IT Services”), annual revenue (median peer group revenue of approximately $432 million), market capitalization, as well as other financial and non-financial considerations, including by reference to lists of Company peer group companies published by proxy advisory firms.

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The updated 2024 peer group is as follows:

BlackLine, Inc.	Consensus Cloud Solutions, Inc.	Everbridge, Inc.	Five9, Inc.
Kinaxis Inc.	LiveRamp Holdings, Inc.	Model N, Inc.	New Relic, Inc.
Perficient, Inc.	Progress Software Corporation	PROS Holdings, Inc.	Synchronoss Technologies, Inc.
Upland Software, Inc.	Workiva Inc.	Yext, Inc.	Zuora, Inc.
The Compensation Committee generally reviews the composition of the Company’s peer group on an annual basis.
Key Elements of our Executive Compensation Program and 2023 NEO Compensation
As noted above, the key elements of our executive compensation program are base salary, annual (cash bonus) incentive compensation and equity based (long-term) incentive compensation. When determining and setting the amount of each compensation element, the Compensation Committee generally considers the following factors:
•our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly situated executive officers at the companies in our compensation peer group and in selected broad compensation surveys;
•the performance of each individual executive officer, based on the Compensation Committee’s assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our executive officers, including our NEOs (other than our CEO);
•the recommendations of our CEO, other than with respect to his own compensation; and
•the compensation practices of the companies in our compensation peer group and in selected broad compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
In addition, in determining the amount of long-term incentive compensation for our executive officers as part of its annual executive compensation review, the Compensation Committee also considers the outstanding equity incentive awards of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) and the potential dilution to our stockholders (our “overhang”).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee retains significant authority to adjust compensation levels of our executive officers based on these and other factors that it deems appropriate to achieve our overall compensation goals.
2023 Base Salary Determinations
We use base salary to provide a fixed amount of compensation for our NEOs in exchange for their services. The Compensation Committee recognizes the importance of base salaries for our executives as an element of compensation that helps to attract and retain highly qualified executive talent.
In March 2023, the Compensation Committee approved market-based compensation adjustments for certain of our executive officers, including three of our NEOs (Messrs. Ravin and Rowe and Ms. Lyskawa) to be effective April 1, 2023. In determining the base salary adjustments, the Compensation Committee considered input from Willis Towers Watson, base salary practices and levels of our executive compensation peer group, base salary practices and levels of surveyed similarly situated technology companies, the recommendations of Mr. Ravin (except with respect to his own compensation), internal compensation parity, the overall compensation that each executive officer may potentially receive during his or her employment with us, individual performance, and each executive officer’s roles and responsibilities. The below table reflects the base salary for each NEO in 2022 and 2023.
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Name	Base Salary as of December 31, 2022	2023 Base Salary		Percentage Change
Seth A. Ravin	$450,000	$475,000	(1)	5.6%
Michael L. Perica	360,000	360,000		—%
Kevin Maddock	312,500	312,500		—%
Nancy Lyskawa	345,000	360,000	(1)	4.3%
David Rowe	315,000	345,000	(1)	9.5%
 _____________________________
(1)    Change effective as of April 1, 2023.
The actual base salaries earned by our NEOs for fiscal 2023 are reported in the Summary Compensation Table, below.
2023 Annual Incentive (Cash Bonus) Compensation
We seek to have a significant portion of the compensation of our executive officers, including our NEOs, tied to corporate performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of our corporate performance objectives and to reward those individuals who significantly impact our corporate results.
In March 2023, in connection with the review and determination of executive officer base salaries described above, the Compensation Committee approved market-based adjustments to the target annual cash incentive (cash bonus) opportunities for certain of our executive officers, including two of our NEOs (Mr. Perica and Ms. Lyskawa) to be effective April 1, 2023, taking into consideration the factors outlined under “2023 Base Salary Determinations,” above.
The target annual cash bonus for each of Messrs. Ravin and Rowe was adjusted by reference to their respective annual base salary effective April 1, 2023 such that their target annual incentive opportunity as a percentage of base salary would remain at the same level in 2023 as was in effect in 2022: Mr. Ravin (100% of base salary) and Mr. Rowe (66.67% of base salary). Mr. Maddock’s target annual incentive opportunity remained the same as in 2022 (100% of annual salary). Each of Mr. Perica’s and Ms. Lyskawa’s target annual incentive opportunity as a percentage of base salary was adjusted to approximately 74% of their respective annual base salaries (previously, approximately 67%).
The following table shows each NEO’s 2023 (i) target annual incentive (cash bonus) opportunity (expressed as a dollar amount), (ii) total annual (cash bonus) incentive compensation payments, and (iii) total annual (cash bonus) incentive compensation payments as a percentage of target annual (cash bonus) incentive opportunity:

Name	2023 Target Annual Cash Bonus Opportunity	2023 Total Annual Incentive (Cash Bonus) Compensation	2023 Total Annual Incentive Compensation (as a % of 2023 Target Annual Cash Bonus Opportunity)
Seth A. Ravin	$475,000	$314,391	66.19%
Michael L. Perica	264,996	217,628	82.13%
Kevin Maddock	312,500	277,930	88.94%
Nancy Lyskawa	264,996	223,590	84.37%
David Rowe	230,012	188,897	82.12%
In 2023, the annual incentive (cash bonus) compensation payments for our executive officers, including our NEOs, were determined by reference to the performance-based cash bonus program (our “Cash Bonus Program”) generally applicable to our full-time, salaried employees who are not otherwise eligible to participate in one of our commissions-based cash bonus programs (which are generally reserved for members of our sales team).
Generally, payments under our Cash Bonus Program are based upon both (i) the Company’s achievement (expressed as a percentage) of predetermined financial goals for the quarter and the achievement (also expressed as a percentage) of predetermined Company-wide client satisfaction goals for that quarter (the “quarterly Company Performance Factor”), and (ii) the individual employee’s achievement of predetermined individual goals and objectives for the quarter, as well as their overall contributions to the Company’s success (expressed as a percentage), generally recommended per the results of such
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factors with some exercise of discretion of our CEO and subject to the evaluation, possible discretionary adjustment and approval of the Compensation Committee (the “quarterly Individual Performance Factor”).
Quarterly Company Performance Factor
In 2023, the quarterly Company Performance Factor was based on two metrics: the “Financial Metric” and the “Client Satisfaction Metric.” The metrics, expressed as percentages, are multiplied together to calculate the quarterly Company Performance Factor. The Financial Metric is based on two components: (i) total client invoicing compared to annual plan, expressed as a percentage (80% weighting), and (ii) aggregate expenses compared to annual plan (20% weighting), expressed as a percentage. In each case, the “annual plan” references the annual strategic operating plan for the 2023 fiscal year, as prepared by management and approved by the Board. Total client invoicing generally refers to the aggregate of a particular quarter’s invoicing for new active clients, client renewals and consulting (non-subscription-based) services.2 The Client Satisfaction Metric is based on two components: (i) average client satisfaction rating for case resolution (relating to the Company’s global service delivery function), on a scale of 1.0 to 5.0 (where 5.0 is considered excellent), expressed as a percentage of plan (90% weighting), and (ii) average client satisfaction rating for onboarding (relating to the Company’s client onboarding function) on a scale of 1.0 to 5.0, expressed as a percentage of plan (10% weighting).
The results “as compared to annual plan” of each component of the Financial Metric and the Client Satisfaction Metric have not previously been made publicly available, and we do not expect them to be required to be made public by any regulatory authority. Nor is such information publicly available from any other source. We believe that disclosure of these results would provide our competitors, clients and potential clients with information regarding our internal growth expectations, margins and operational performance and enable them to better estimate our product and service pricing models and potentially other competitively sensitive information. Therefore, public disclosure of such information would cause substantial harm to our competitive and financial position.
Each quarter, the Compensation Committee approves the percentage achievement of the quarterly Company performance factors after taking into the account the recommendations of our CEO as to potential further adjustment (upward or downward), generally based on considerations of parity relating to quarter-over-quarter fluctuations in our sales cycle.
Quarterly Individual Performance Factor
As noted above, under our Cash Bonus Program, the quarterly Individual Performance Factor is generally tied to an employee’s achievement of individual goals and objectives for the quarter previously communicated to such employee as within such employee’s duties and the individual’s overall contribution to our corporate success. In 2023, because their individual performance factors are so integrally tied to Company-level performance, the quarterly individual performance factors for each of our executive officers, including our NEOs, were partially tied to the Company’s overall performance, subject to additional adjustment in the discretion of the Compensation Committee (taking into account the recommendation of our CEO with respect to the other executive officers). Additional adjustments to our executive officers’ quarterly Individual Performance Factors for each quarter of 2023 were generally by reference to the accomplishment of strategic objectives in the respective executive officer’s functional area or business unit.
Calculation of and Payment of Quarterly Cash Bonus
The quarterly cash bonus payments for each of our executive officers, including our NEOs, is calculated following the end of each fiscal quarter by multiplying the individual’s target bonus amount for the current quarter by (i) the quarterly Company Performance Factor, and (ii) the individual’s quarterly Individual Performance Factor, in each case as approved by the Compensation Committee. For the first, second and third quarters of each fiscal year, seventy-five percent (75%) of the quarterly cash bonus amount is paid out by the end of the following fiscal quarter and, for retention purposes, the remaining 25% is deferred and paid out following the end of the fiscal year, along with the cash bonus for the recently completed fourth quarter, generally subject to the employee’s continuous employment with the Company through year-end.
For each participant in the Cash Bonus Program, the target incentive amount for each quarter is determined by multiplying the individual’s targeted annual cash bonus compensation by 25%.
2 We define an active client as a distinct entity, such as a company, an educational or government institution, or a business unit of a company that purchases our services to support a specific product. For example, we count as two separate active client instances in circumstances where we provide support for two different products to the same entity.
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2023 Long-Term Incentive Compensation
The long-term incentive component of our executive compensation program is designed to provide compensation that motivates and rewards long-term performance, aligns the interests of our NEOs with our stockholders, builds a culture of ownership, promotes retention, and balances short-term operating decisions with long-term goals.
Components of 2023 Long-Term Incentive Compensation
Regarding the mix of equity comprising our 2023 equity awards to our executive officers:
•Performance Units - A PSU is a commitment by us to issue a share of common stock for each unit at the time the restrictions set forth in the award agreement lapse. The number of PSUs ultimately earned depends upon the achievement of performance goals set by the Compensation Committee, which are generally set at “threshold,” “target,” “above target,” and “maximum” performance levels, with the number of earned PSUs tied to the degree of attainment of the performance goals (adjusted EBITDA and total revenue, as described further below and in Appendix A to this Proxy Statement). No issuance of common stock is made with respect to a PSU if any specified threshold performance level is not attained. PSUs are also forfeited upon termination of employment with us if the restrictions set forth in the award agreement are not satisfied. Once earned, the PSUs awarded by the Company are subject to additional time-based requirements (ratably over three years beginning on the first anniversary of grant). The Compensation Committee believes that awards of PSUs are aligned with our pay-for-performance philosophy by incentivizing our executive officers on two levels: the number of shares ultimately earned based on performance and the value of the shares when they vest over time.
•Time-Based Restricted Stock Units - An RSU is a commitment by us to issue a share of common stock for each unit at the time the restrictions set forth in the award agreement lapse. The Compensation Committee believes that granting time-based restricted stock units aligns the interests of our executive officers with the interests of our stockholders and encourages retention. RSUs are forfeited upon termination of employment with us if the restrictions set forth in the award agreements are not satisfied. Time-based RSUs granted to our executive officers vest on the anniversary of grant ratably over three years.
•Stock Options - Stock options provide our executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market prices. Stock options become valuable only if (i) the holder of the option remains employed by the Company during the period required for the option to vest, and (ii) the market price for a share of common stock is above the exercise price. For this reason, stock options align the interests of our executive officers and our stockholders by providing executives with an incentive to achieve long-term business goals and objectives and increase the market price of our stock and provide an incentive for an option holder to remain employed by us. Stock options vest ratably on the anniversary of grant over a three-year period and must be exercised within ten years of the date of grant. Under the terms of our 2013 Equity Incentive Plan (our “2013 Equity Plan”), vested stock options must generally be exercised within 90 days of termination of employment.
2023 Long-Term Incentive Plan Awards
Effective April 3, 2023 (the “Date of Grant”), the Compensation Committee approved 2023 LTI Plan awards for each of our executive officers consisting of a mix of PSUs, RSUs and stock options, the material terms of which are described below.
•2023 LTI Plan Award Allocation Mix (PSUs/RSUs/Stock Options). For Mr. Ravin, the percentage allocation (based on targeted grant value) of each of his 2023 LTI Plan awards was as follows: 50% PSUs, 30% RSUs and 20% stock options. For each of Ms. Lyskawa and Messrs. Perica, Maddock and Rowe, the percentage allocation (based on targeted grant value) of each of their respective 2023 LTI Plan awards was as follows: 40% PSUs, 20% RSUs and 40% stock options. Below is a summary of the 2023 LTI Plan awards as of the Date of Grant:
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	Number of Underlying Shares
Name	PSUs(1)	RSUs(1)	Stock Options(2)(3)	Equity Awards (Targeted Grant Value)(4)
Seth A. Ravin	381,679	229,007	276,816	$3,000,000
Michael L. Perica	101,781	50,890	184,554	$1,000,000
Kevin Maddock	30,534	15,267	55,363	$300,000
Nancy Lyskawa	30,534	15,267	55,363	$300,000
David Rowe	30,534	15,267	55,363	$300,000
 _____________________________
(1)    The number of PSUs and RSUs granted to each of our NEOs on the Date of Grant was determined by dividing the respective targeted grant values of each award by $3.93, the closing sales price of the Company’s common stock on the Date of Grant, and rounding down to the nearest whole share.
(2)    The number of stock options granted to each NEO on the Date of Grant was determined by reference to the Black-Scholes pricing model and valuation assumptions used by the Company in accounting for stock options as of the Date of Grant, rounding down to the nearest whole share. With the exception of Mr. Ravin, the stock options awarded to our executive officers under the 2023 LTI Plan were incentive stock options. Under the terms of our 2013 Equity Plan, because Mr. Ravin beneficially owned more than 10% of our outstanding common stock on the Date of Grant, he was not eligible to receive incentive stock options unless the exercise price equaled 110% of the closing price of a share of Company common stock on the date of grant and the stock options had a stated expiration date of five (versus 10) years, so he received non-qualified stock options.
(3)    The per share exercise price of the stock options is $3.93, the closing sales price of the Company’s common stock on the Date of Grant.
(4)    The targeted grant value of the 2023 LTI Plan awards took into account the grant date value of RSUs and stock options previously awarded to the NEOs on March 3, 2023, which awards are described further under the heading “March 2023 Retention Equity Awards,” below.
The component awards under the 2023 LTI Plan are generally subject to the terms and conditions of our 2013 Equity Plan and the following vesting and other conditions:
•PSU Performance Period and Vesting Conditions. The PSUs awarded under the 2023 LTI Plan (the “Target PSUs”) were earned over a one-year performance period beginning on January 1, 2023 and ending on December 31, 2023 (the “Performance Period”), remaining subject to a continued service-based vesting requirement, as explained further below. Fifty percent (50%) of the PSUs awarded were eligible to vest based on the Company’s achievement against a target total revenue goal for the Performance Period, and fifty percent (50%) of the PSUs awarded were eligible to vest based on the Company’s achievement against a target adjusted EBITDA goal for the Performance Period. The ultimate number of PSUs that were eligible to vest (as calculated, the “Earned PSUs”) ranged from zero to 200% (the “Performance Payout Factor”) of the Target PSUs. Under the terms of the 2023 LTI Plan, the Earned PSUs vest in equal annual installments on the first, second and third anniversaries of the Date of Grant, generally subject to the awardee continuing to be a Service Provider (as such term is defined under our 2013 Equity Plan) through the applicable vesting date.
As defined under the 2023 LTI Plan, “EBITDA” is the Company’s (i) net income for the Performance Period adjusted to exclude (ii) interest expense, (iii) income tax expense, and (iv) depreciation and amortization expense (in each case of (i) through (iv), determined in accordance with generally accepted accounting principles and as reported in the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2023). “Adjusted EBITDA” is the Company’s “Adjusted EBITDA” for the Performance Period, as such term is defined in Appendix A to this Proxy Statement.3
3 “EBITDA” and “Adjusted EBITDA” are considered “non-GAAP financial measures.” Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations of net income to EBITDA and Adjusted EBITDA, respectively, appear in Appendix A to this Proxy Statement, along with a description and explanation of these non-GAAP financial measures.
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The Compensation Committee believes that (i) Adjusted EBITDA is an important supplemental measure of Company performance and is frequently used by analysts, investors, lenders and other interested parties in evaluating companies in our industry, and (ii) total revenue is an important metric in evaluating the Company’s operational and financial performance and is a valuable indicator of growth for the Company. For additional information regarding the Company’s use of Adjusted EBITDA, please refer to Appendix A to this Proxy Statement.
The following table summarizes the total revenue performance goals approved by the Compensation Committee for fiscal year 2023:

TOTAL REVENUE PERFORMANCE GOALS

Threshold 50% of Target Payout	Target 100% of Target Payout	Maximum 200% of Target Payout
$408.5 million total revenue	$430.0 million total revenue	$537.5 million total revenue
The following table summarizes the Adjusted EBITDA performance goals approved by the Compensation Committee for fiscal year 2023:

ADJUSTED EBITDA PERFORMANCE GOALS

Threshold 50% of Target Payout	Target 100% of Target Payout	Maximum 200% of Target Payout
$53.2 million Adjusted EBITDA	$61.6 million Adjusted EBITDA	$70.0 million Adjusted EBITDA
As calculated, the Company’s total revenue for the Performance Period was $431.5 million, resulting in a “Total Revenue Performance Payout Factor” of 101.7%, and the Company’s Adjusted EBITDA for the Performance Period was $71.9 million, resulting in an “Adjusted EBITDA Performance Payout Factor” of 200%. Accordingly, the number of Earned Performance Units eligible for vesting for each of the NEOs was as follows (combined performance achievement of 151%):
◦Mr. Ravin — 576,335 Earned Performance Units
◦Mr. Perica — 153,689 Earned Performance Units
◦Ms. Lyskawa and Messrs. Maddock and Rowe — 46,106 Earned Performance Units
•RSU and Stock Option Vesting Conditions. The RSUs and Stock Options awarded under the 2023 LTI Plan vest in three equal annual installments on the first, second and third anniversaries of the Date of Grant, generally subject to the awardee continuing to be a Service Provider (as such term is defined under our 2013 Equity Plan) through the applicable vesting date.
For additional discussion regarding the details of the 2023 LTI Plan awards described above, including the estimated grant date fair value of the awards, see the “Grants of Plan Based Awards Table” appearing below.
The PSUs awarded under the 2023 LTI Plan are subject to accelerated vesting provisions if the awardee is terminated without “cause” or resigns for “good reason” within 24 months following a “change-in-control” of the Company, with the definitions of “cause,” “good reason,” and “change-in-control,” generally mirroring how such terms are defined in Mr. Ravin’s employment agreement with the Company. If such events occur prior to the end of the Performance Period, the number of PSUs that vest shall be the Target PSUs, and if such events occur at or after the end of the Performance Period, the number of PSUs that vest shall be the Earned PSUs. For additional information regarding Mr. Ravin’s employment agreement, see “Amended and Restated Employment Agreement - Seth A. Ravin” in this CD&A, below. For additional information regarding the accelerated vesting provisions under our form of PSU award agreement, see the “Potential Payments upon Termination or Change-in-Control” table and accompanying narrative, below.
April 2023 Special Equity Awards
From time to time, the Compensation Committee grants special equity awards to select executives, members of senior management and/or other employees in key roles or with high advancement potential for purposes of encouraging their retention and incentivizing them to align their long-term interests with those of our stockholders. This was the intended purpose of the special equity awards granted April 3, 2023 to Mr. Rowe (RSUs in respect of 20,000 shares of common stock
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and stock options in respect of 40,000 shares of common stock) and Ms. Lyskawa (RSUs in respect of 20,000 shares of common stock and stock options in respect of 20,000 shares of common stock). Upon the recommendation of our CEO, the Compensation Committee granted these special awards in recognition of Mr. Rowe’s contributions in launching the Company’s new Rimini ONE integrated service offerings and Ms. Lyskawa’s promotion, effective April 1, 2023, to Executive Vice President and Chief Client Officer, increasing her area of responsibility to include global client engagement in addition to global client onboarding. For additional discussion regarding the details of the grants made to Mr. Rowe and Ms. Lyskawa described above, see the “Grants of Plan Based Awards Table,” below.
March 2023 Retention Equity Awards
On March 3, 2023, the Compensation Committee approved special equity awards (the “March 2023 Retention Equity Awards”) consisting of 20,000 stock options and 20,000 RSUs to each of our then-current executive officers, including our NEOs. The awards were part of a larger program of stock option and RSU grants to over 30 senior level employees made in January 2023 and February 2023 in recognition of their performance during the previous fiscal year and in consideration of the following: (i) no value has been realized by such employees from the stock options granted to them since the start of fiscal 2021, with all such stock option awards remaining underwater at fiscal 2023 year-end, and (ii) as of the date of grant of the March 2023 Retention Equity Awards, the value of the then-current unvested RSU awards to such employees was generally below the intended compensation value, in each case as a result of stock price volatility relating to broader macroeconomic conditions, uncertainty surrounding ongoing litigation matters and various other factors enumerated in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024, in many cases unrelated to the Company’s financial performance.
The awards were designed to incentivize future performance and to promote the long-term retention of such employees. The number of shares of common stock underlying each award was determined by reference to the Company’s historical equity award practices for similarly situated employees and the estimated grant date fair value of the award, calculated as described in the “Grant of Plan-Based Awards Table” appearing below.
Each of the stock option and RSU awards described above vest in equal annual installments over a three-year vesting period on the anniversary of the grant date, generally subject to the awardee continuing to be a Service Provider (as such term is defined under our 2013 Equity Plan) through the applicable vesting date. The exercise price for each of the stock option awards is $5.06 per share, which was the closing price of a share of Company common stock on the date of grant as quoted on the Nasdaq Global Market. With the exception of Mr. Ravin, who was awarded non-qualified stock options, the stock options awarded to our executive officers as part of the March 2023 Retention Equity Awards were incentive stock options. Under the terms of our 2013 Equity Plan, because Mr. Ravin beneficially owned more than 10% of our outstanding common stock on the date of grant, he was not eligible to receive incentive stock options unless the exercise price equaled 110% of the closing price of a share of Company common stock on the date of grant and the stock options had a stated expiration date of five (versus 10) years.
Executive Employment Agreements
Other than with Mr. Ravin, the Company maintains no written employment agreements with its executive officers (other than initial offer letters setting forth starting compensation terms).
Amended and Restated Employment Agreement - Seth A. Ravin
We entered into an amended and restated employment agreement with Mr. Ravin, our CEO, on January 6, 2017. The employment agreement has no specific term and provides for at-will employment. As originally drafted, under the employment agreement, Mr. Ravin was entitled to receive an annual base salary of $300,000, subject to adjustment, and was eligible for an annual target bonus equal to the greater of $300,000 or his then-current annual base salary, with 75% of such target bonus, if any, earned and paid on a quarterly basis and 25% of such target bonus earned and paid on an annual basis, in each case, subject to achievement of performance metrics.
On June 3, 2020, the Compensation Committee approved the following market-based adjustments, in a further amendment to Mr. Ravin’s amended and restated employment agreement, as determined with the input of the Compensation Committee’s independent compensation consultant, to Mr. Ravin’s base salary and target annual non-equity incentive compensation, as follows: (i) a $100,000 increase in base salary from $300,000 to $400,000 per year, effective as of June 1, 2020, and (ii) a corresponding increase to his target annual non-equity incentive compensation from $300,000 to $400,000, effective as of June 1, 2020.
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The June 3, 2020 amendment to Mr. Ravin’s amended and restated employment agreement also clarifies the equity vesting and severance benefits intended to be provided upon Mr. Ravin’s termination of employment due to death or disability, as described further below.
Effective April 1, 2023, the Compensation Committee approved the following market-based adjustments, in a further amendment to Mr. Ravin’s amended and restated employment agreement, as determined with the input of the Compensation Committee’s independent compensation consultant, to Mr. Ravin’s base salary and target annual non-equity incentive compensation, as follows: (i) a $25,000 increase in base salary from $450,000 to $475,000 per year, and (ii) a corresponding increase to his target annual non-equity incentive compensation from $450,000 to $475,000.
Mr. Ravin is entitled to certain severance and change-in-control benefits pursuant to his amended and restated employment agreement, the terms of which are described below under “Potential Payments upon Termination or Change-in-Control.”
Executive Officer Incentive Compensation Recovery (Clawback) Policy
Our Board believes that it is in the best interests of the Company and its stockholders to ensure that all financial reporting measure performance-based incentive compensation reflects actual performance. Consistent with such determination, our Board has adopted an Executive Officer Incentive Compensation Recovery (Clawback) Policy, effective October 31, 2023, in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Listing Rule 5608 (the “Clawback Policy”).

The Clawback Policy is administered by our Compensation Committee and enables the Company to recover from specified current and former Company executive officers certain incentive compensation (as such term is defined in the Clawback Policy) in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. The Clawback Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Exchange Act, and applies to any incentive compensation that is granted, earned or vested based wholly or in part on the attainment of any Company financial reporting measure (as such term is defined in the Clawback Policy).

If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Clawback Policy requires the mandatory recovery from any current or former executive officer of covered cash- and equity-based incentive compensation paid or earned based on the achievement of financial performance measures in excess of the amounts that would have been paid or earned based on the restated financial results, unless such recovery is impracticable (as defined in the Clawback Policy). The Compensation Committee will not consider the executive officer’s responsibility or fault or lack thereof in enforcing our Clawback Policy to recoup the amount described above. A copy of the Clawback Policy is filed as Exhibit 97.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 28, 2024.
Timing of Certain Option Awards in Relation to the Disclosure of Material Nonpublic Information by the Company
As a matter of best practices, the Company does not intend to grant equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock, such as a significant positive or negative earnings announcement. Similarly, the Company does not intend to time the release of material nonpublic information based on equity compensation award grant dates. In furtherance of the above, in July 2023, the Compensation Committee approved an amendment to the Company’s Insider Trading Policy providing that it is the Company’s policy not to award stock options to its executive officers during the period beginning four business days before the filing with the SEC of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing with the SEC of a current report on Form 8-K that discloses material nonpublic information (other than a Current Report on Form 8-K disclosing a material new option award under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report.
It should be noted, however, that because Company equity compensation awards are typically subject to time-based vesting requirements of no less than once per year, the longer-term impact of any increase or decrease in the price of the Company’s common stock immediately following the date of grant is subject to inherent uncertainty.
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401(k) Retirement Plan
We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Our 401(k) plan is a “safe harbor” plan under the tax rules, which means that we make a matching contribution to all employees equal to 100% of all elective deferrals that do not exceed 4% of an employee’s compensation. The safe-harbor matching contribution is 100% vested at the time of contribution. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all matching contributions are deductible by us when made.
Other Compensation
We provide various employee benefit programs to our executive officers, including medical, vision, dental, life insurance, accidental death & dismemberment, long-term disability, short-term disability, health savings accounts, flexible savings accounts and wellness programs. These benefit programs are generally available to all of our U.S.-based employees. For certain of these benefits, namely medical, vision and dental, we pay a portion of the required premiums, and our employees pay the remainder of such premiums.
Compensation Risk Assessment
Based on discussions with Willis Towers Watson and management regarding the potential risks arising from the Company’s compensation policies and practices, the Compensation Committee believes that (i) our compensation programs do not encourage excessive or inappropriate risk-taking, (ii) our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company, and (iii) the design and mix of our compensation programs appropriately encourage our executive officers and other employees to focus on the creation of long-term stockholder value. The following features of our compensation programs were noted as part of this analysis:
•A Balanced Mix of Compensation Components — Our compensation programs include a reasonable mix of cash, short-term incentive and long-term equity compensation, with the vesting of equity compensation tied to multi-year time periods;
•Multiple Performance Factors — The performance goals for our Cash Bonus Program are generally based on a mix of corporate goals and individual performance;
•Capped Long-Term Incentive Plan PSU Awards — Long-term incentive plan PSU awards are capped at 200% of target;
•Governance Policies — We have formal policies in place for equity administration, insider trading, hedging and pledging, and the Board annually reviews succession plans for key executives; and
•Clawback Policy — Our executive officers are subject to our Clawback Policy, which provides for the recovery of incentive compensation upon an accounting restatement.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Our Compensation Committee is currently comprised of Ms. McCallum (Chair) and Messrs. Capelli and Snyder. Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion, our Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2023.

By the Compensation Committee of the Board of Directors of Rimini Street, Inc.

Katrinka B. McCallum (Chair)
Steven Capelli
Jay Snyder

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, and paid to our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Seth A. Ravin, President, Chief Executive Officer and Chairman of the Board(4)	2023	$468,750	$—	$2,501,196	(5)	$655,798	$314,391	$786,623	(6)	$4,726,758
	2022	$437,500	$—	$—		$—	$258,188	$501,479		$1,197,167
	2021	$400,000	$—	$571,000		$125,870	$255,000	$299,408		$1,651,278

Michael L. Perica, Executive Vice President and Chief Financial Officer	2023	$360,000	$—	$701,197	(5)	$456,133	$217,628	$18,802	(7)	$1,753,760
	2022	$356,250	$50,000	$233,000		$31,335	$188,409	$15,362		$874,356
	2021	$311,250	$300,000	$689,600		$234,111	$167,125	$3,090		$1,705,176

Kevin Maddock, Executive Vice President and Chief Recurring Revenue Officer	2023	$312,500	$—	$281,198	(5)	$176,551	$277,930	$17,475	(7)	$1,065,654
	2022	$306,250	$—	$255,600		$20,890	$265,625	$15,952		$864,317

Nancy Lyskawa, Executive Vice President & Chief Client Officer	2023	$356,481	$—	$359,798	(5)	$219,833	$223,590	$16,862	(7)	$1,176,564
	2022	$337,500	$—	$221,000		$20,890	$179,978	$14,653		$774,021

David Rowe, Chief Product Officer & Executive Vice President, Global Transformation	2023	$337,501	$—	$359,798	(5)	$263,115	$188,897	$17,742	(7)	$1,167,053
 _____________________________
(1)These amounts reflect the aggregate grant date fair value for awards of RSUs and PSUs computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, of the Financial Accounting Standards Board (“FASB”). The value ultimately realized by the NEO upon actual vesting of the awards may or may not be equal to this determined value. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. For purposes of this table, the entire fair value of awards is reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
For the 2023 fiscal year, PSU values were calculated based on the probable outcome of the performance conditions as of the grant date, which was determined to equal the “target” level of performance. The number of RSUs and PSUs awarded in 2023, together with the grant date fair value of each award, is disclosed in the “2023 Grants of Plan-Based Awards” table, below .
(2)These amounts reflect the aggregate grant date fair value for stock option awards computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. For purposes of this table, the entire fair value of awards are reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
(3)Represents amounts earned as discussed above under “2023 Annual Incentive (Cash Bonus) Compensation.”
(4)During 2023, Seth A. Ravin was an executive officer who also served as a member of the Board of Directors. Mr. Ravin does not receive any additional compensation for serving as a director of the Company.
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(5)For the 2023 fiscal year, the PSUs awarded under the 2023 LTI Plan (the “Target PSUs”) were measured over a performance period beginning on January 1, 2023 and ending on December 31, 2023, but remain subject to a continued service-based vesting requirement. The ultimate number of PSUs that could vest range from zero to 200% of the Target PSUs based on the combined achievement of two equally weighted financial performance metrics for the year ended December 31, 2023: adjusted EBITDA and total revenue. The grant date fair value, computed in accordance with FASB ASC 718, of PSUs awarded in 2023 to each of our NEOs, assuming the maximum level of performance (200%) is achieved, is as follows: Mr. Ravin: $2,999,997, Mr. Perica: $799,999, Mr. Maddock: $239,997, Ms. Lyskawa: $239,997 and Mr. Rowe $239,997.
(6)For 2023, All Other Compensation for Mr. Ravin is primarily comprised of travel expenses of $638,716, certain healthcare-related expenses incurred on business trips of $41,804 and related transport expenses of $48,582, as well as rental payments of $44,791 for an apartment near our California Operations Center in Pleasanton, California, as Mr. Ravin maintains his primary residence near our corporate headquarters in Las Vegas, Nevada.
From time to time, our company uses charter aircraft through third-party service providers for business travel by our senior executives. For each trip, the aircraft is chartered based on flight hours regardless of the passenger load. While the use of charter aircraft is primarily for Mr. Ravin, when the charter aircraft is already going to a specific destination for a business purpose, other Company employees are permitted to accompany Mr. Ravin on such flights. This includes other senior executives and members of senior management, including Mr. Ravin’s spouse, who is an employee of the Company, as well as marketing, sales and operations personnel and support staff.
The corporate charter aircraft expenses attributable to Mr. Ravin as All Other Compensation in 2023 consist of the difference between (a) his allocable percentage of the total flight costs for each charter aircraft flight taken by him in 2023 (based on the number of persons travelling) and (b) the estimated cost of a first-class commercial airline ticket for one traveler for each trip.
The Company believes that Mr. Ravin’s use of charter aircraft permits him to reduce travel time and related disruptions, which allows him to devote more time to work matters while maintaining the confidentiality of such matters during travel, thereby increasing his availability, efficiency and productivity. On occasion, guests and family members of Mr. Ravin have accompanied him on charter aircraft flights, the primary purpose of which was for business travel. Because we pay for such business travel based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis. For additional information regarding the compensation of Mr. Ravin’s spouse, refer to “Related Person Transactions,” above.
(7)For 2023, All Other Compensation for Mr. Perica, Mr. Maddock, Ms. Lyskawa and Mr. Rowe is primarily 401(k) plan matching contributions by the Company.

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2023 Grants of Plan-Based Awards(1)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)	Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Seth A. Ravin		$475,000
RSUs(5)	3/3/2023	—	—	—	—	20,000	—	—	$101,200
RSUs (2023 LTI Plan)	4/3/2023	—	—	—	—	229,007	—	—	$899,998
PSU (2023 LTI Plan)	4/3/2023	—	190,840	381,679	763,358	381,679	—	—	$1,499,998
Options(5)	3/3/2023	—	—	—	—	—	20,000	$5.06	$56,740
Options (2023 LTI Plan)	4/3/2023	—	—	—	—	—	276,816	$3.93	$599,058

Michael L. Perica		$264,996
RSUs(5)	3/3/2023	—	—	—	—	20,000	—	—	$101,200
RSUs (2023 LTI Plan)	4/3/2023	—	—	—	—	50,890	—	—	$199,997
PSU (2023 LTI Plan)	4/3/2023	—	50,891	101,781	203,562	101,781	—	—	$399,999
Options(5)	3/3/2023	—	—	—	—	—	20,000	$5.06	$56,740
Options (2023 LTI Plan)	4/3/2023	—	—	—	—	—	184,554	$3.93	$399,393

Kevin Maddock		$312,500
RSUs(5)	3/3/2023	—	—	—	—	20,000	—	—	$101,200
RSUs (2023 LTI Plan)	4/3/2023	—	—	—	—	15,267	—	—	$59,999
PSU (2023 LTI Plan)	4/3/2023	—	15,267	30,534	61,068	30,534	—	—	$119,999
Options(5)	3/3/2023	—	—	—	—	—	20,000	$5.06	$56,740
Options (2023 LTI Plan)	4/3/2023	—	—	—	—	—	55,363	$3.93	$119,811

Nancy Lyskawa		$264,996
RSUs(5)	3/3/2023	—	—	—	—	20,000	—	—	$101,200
RSUs(5)	4/3/2023	—	—	—	—	20,000	—	—	$78,600
RSUs (2023 LTI Plan)	4/3/2023	—	—	—	—	15,267	—	—	$59,999
PSUs (2023 LTI Plan)	4/3/2023	—	15,267	30,534	61,068	30,534	—	—	$119,999
Options(5)	3/3/2023	—	—	—	—	—	20,000	$5.06	$56,740
Options(6)	4/3/2023	—	—	—	—	—	20,000	$3.93	$43,282
Options (2023 LTI Plan)	4/3/2023	—	—	—	—	—	55,363	$3.93	$119,811

David Rowe		$230,012
RSUs(5)	3/3/2023	—	—	—	—	20,000	—	—	$101,200
RSUs(5)	4/3/2023	—	—	—	—	20,000	—	—	$78,600
RSUs (2023 LTI Plan)	4/3/2023	—	—	—	—	15,267	—	—	$59,999
PSU (2023 LTI Plan)	4/3/2023	—	15,267	30,534	61,068	30,534	—	—	$119,999
Options(5)	3/3/2023	—	—	—	—	—	20,000	$5.06	$56,740
Options(6)	4/3/2023	—	—	—	—	—	40,000	$3.93	$86,564
Options (2023 LTI Plan)	4/3/2023	—	—	—	—	—	55,363	$3.93	$119,811
 _____________________________
(1)    RSUs and options reflected in this table vest in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to the awardee continuing to be a “Service Provider” (as such term is defined under our 2013 Equity Plan, which includes service as an employee, director or consultant through the applicable vesting date.
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(2)    Amounts shown are the target annual cash bonus opportunities under the Company’s Cash Bonus Program for each NEO. The actual bonuses awarded to the NEOs for the 2023 fiscal year are reported in the Summary Compensation Table, above, under the column “Non-Equity Incentive Plan Compensation.” The Company does not establish fixed threshold or maximum bonus amounts under its Cash Bonus Program. For additional information, refer to “Compensation Discussion and Analysis — Key Elements of our Executive Compensation Program and 2023 NEO Compensation.”
(3)    The amounts shown in these columns represent the range of number of PSUs that could be earned under our 2023 LTI Plan as of the end of the performance period based on the combined achievement of two equally weighted financial performance metrics for the year ended December 31, 2023: adjusted EBITDA and total revenue. Earned PSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to the awardee continuing to be a Service Provider through the applicable vesting date. For additional information regarding these awards and the associated performance metrics, see “Compensation Discussion & Analysis — 2023 Long-Term Incentive Plan Awards.”
(4)    The values included in this column represent the grant date fair value of the subject awards, based on the expected achievement of performance at target, where applicable. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. For purposes of this table, the entire fair value of awards are reflected in the year of grant, without regards to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period. These amounts do not correspond to the actual value, if any, that the NEOs will recognize from these awards. The NEOs will only realize compensation from these awards to the extent the associated vesting requirements are met.
(5)    For additional information regarding these awards, refer to “Compensation Discussion and Analysis — Key Elements of our Executive Compensation Program and 2023 NEO Compensation — March 2023 Retention Equity Awards”
(6)    For additional information regarding these awards, refer to “Compensation Discussion and Analysis — Key Elements of our Executive Compensation Program and 2023 NEO Compensation — April 2023 Special Equity Awards.”
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Outstanding Equity Awards at Fiscal Year End 2023

	Option Awards(1)(2)

	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Seth A. Ravin	1/21/2015	287,295	—	$4.68	1/21/2025
	2/6/2018	65,119	—	8.60	2/6/2028
	6/3/2020	149,327	—	4.46	6/3/2030
	12/13/2021	33,332	16,668	5.71	12/13/2026
	3/3/2023	—	20,000	5.06	3/3/2033
	4/3/2023	—	276,816	3.93	4/3/2033

Michael L. Perica	10/1/2020	50,000	—	$3.22	10/1/2030
	2/23/2021	33,332	16,668	7.52	2/23/2031
	8/3/2021	9,999	5,001	8.59	8/3/2031
	12/13/2021	8,333	4,167	5.71	12/13/2031
	2/3/2022	4,999	10,001	4.66	2/3/2032
	3/3/2023	—	20,000	5.06	3/3/2033
	4/3/2023	—	184,554	3.93	4/3/2033

Kevin Maddock	10/14/2014	15,960	—	$4.85	10/14/2024
	6/29/2017	47,882	—	7.52	6/29/2027
	2/6/2018	25,000	—	8.60	2/6/2028
	2/3/2022	3,333	6,667	4.66	2/3/2032
	3/3/2023	—	20,000	5.06	3/3/2033
	4/3/2023	—	55,363	3.93	4/3/2033

Nancy Lyskawa	10/14/2014	47,882	—	$4.85	10/14/2024
	6/29/2017	47,882	—	7.52	6/29/2027
	2/6/2018	25,000	—	8.60	2/6/2028
	2/3/2022	3,333	6,667	4.66	2/3/2032
	3/3/2023	—	20,000	5.06	3/3/2033
	4/3/2023	—	75,363	3.93	4/3/2033

David Rowe	10/14/2014	47,881	—	$4.85	10/14/2024
	6/29/2017	239,412	—	7.52	6/29/2027
	2/6/2018	250,000	—	8.60	2/6/2028
	2/3/2022	833	1,667	4.66	2/3/2032
	3/3/2023	—	20,000	5.06	3/3/2033
	4/3/2023	—	95,363	3.93	4/3/2033
_____________________________
(1)All stock option awards have been granted under equity incentive plans approved by our stockholders.
(2)The options reported in this table are subject to a three-year vesting schedule, vesting in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to the awardee’s continued status as a Service Provider through the applicable vesting date.

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	Restricted Stock Unit (“RSU”) & Performance Stock Unit (“PSU”) Awards(1)

Name	Grant Date	Number of Shares underlying RSUs that Have Not Vested (#)(2)	Market Value of RSUs that Have Not Vested ($)(3)	Number of Shares underlying Earned PSUs that Have Not Vested (#)(4)	Market Value of Earned PSUs that Have Not Vested ($)(3)
Seth A. Ravin	12/13/2021	33,334	$109,002	—	$—
	3/3/2023	20,000	65,400	—	—
	4/3/2023	229,007	748,853	—	—
	4/3/2023	—	—	576,335	1,884,615

Michael L. Perica	12/13/2021	8,334	$27,252	—	$—
	2/23/2021	8,334	27,252	—	—
	4/6/2021	8,334	27,252	—	—
	8/3/2021	5,001	16,353	—	—
	2/3/2022	33,334	109,002	—	—
	3/3/2023	20,000	65,400	—	—
	4/3/2023	50,890	166,410	—	—
	4/3/2023	—	—	153,689	502,563

Kevin Maddock	2/23/2021	8,334	$27,252	—	$—
	2/3/2022	26,667	87,201		—
	8/2/2022	6,667	21,801		—
	3/3/2023	20,000	65,400		—
	4/3/2023	15,267	49,923		—
	4/3/2023	—	—	46,106	150,767

Nancy Lyskawa	2/23/2021	8,334	$27,252	—	$—
	2/3/2022	26,667	87,201	—	—
	8/2/2022	3,334	10,902	—	—
	3/3/2023	20,000	65,400	—	—
	4/3/2023	35,267	115,323	—	—
	4/3/2023	—	—	46,106	150,767

David Rowe	2/23/2021	8,334	$27,252	—	$—
	2/3/2022	16,667	54,501	—	—
	3/3/2023	20,000	65,400	—	—
	4/3/2023	35,267	115,323	—	—
	4/3/2023	—	—	46,106	150,767
__________________________
(1)All RSU and PSU awards have been granted under equity incentive plans approved by our stockholders.
(2)The RSUs reported in this column are subject to a three-year vesting schedule, vesting in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to the awardee’s continued status as a Service Provider through the applicable vesting date.
(3)Calculated using a price per share of $3.27, the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2023, the end of the Company’s last completed fiscal year.
(4)These shares represent “Earned PSUs” under our 2023 LTI Plan and were earned over a one-year performance period beginning on January 1, 2023 and ending on December 31, 2023 based on the combined 151% achievement of two equally weighted financial performance metrics for the year ended December 31, 2023: adjusted EBITDA and total
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revenue. Earned PSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to the awardee continuing to be a Service Provider through the applicable vesting date. For additional information regarding these awards and the associated performance metrics, see “Compensation Discussion & Analysis — 2023 Long-Term Incentive Plan Awards.”
Options Exercised and Stock Vested
The following table sets forth the value realized upon vesting of share awards and option exercises for each NEO for the year ended December 31, 2023.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Seth A. Ravin	—	$—	110,689	$437,042
Michael L. Perica	—	—	79,999	265,602
Kevin Maddock	—	—	41,667	154,883
Nancy Lyskawa	—	—	40,000	150,482
David Rowe	—	—	50,000	161,832
_____________________________
(1)No options were exercised in 2023, and no PSUs vested or settled in 2023.
(2)Amount is determined based on the closing price of the Company’s common stock on the Nasdaq Global Market on the vesting date multiplied by the number of shares vested.
Potential Payments upon Termination or Change-in-Control
The tables appearing further below show the estimated potential payments to each NEO in connection with a termination of their employment upon specified events or upon a change-in-control. The amounts reflected assume that the termination or change-in-control was effective December 31, 2023, and as such include amounts earned through such time, as well as estimates of the amounts which would be paid out to such NEO upon each event. The actual amounts that would be payable to each NEO can only be determined at the time of an actual termination of employment or change-in-control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our full-time, salaried employees, generally.
Amended and Restated Employment Agreement — Seth A. Ravin
As of the date of this Proxy Statement, the only Company executive officer with contractually guaranteed potential payments upon termination or change-in-control (other than potential payments pursuant to our 2013 Equity Plan, as described further below) is our CEO, Mr. Ravin. These benefits are provided under the terms of Mr. Ravin’s amended and restated employment agreement, as discussed above in the “Compensation Discussion and Analysis” section of this Proxy Statement.
If Mr. Ravin’s employment is terminated either by us other than for “cause” (as defined below), or due to death, or disability or by him for “good reason” (as defined below), then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) continued payments of his then-current annual base salary and target bonus for 24 months; and (iii) COBRA reimbursements for him and his covered dependents for up to 24 months.
If Mr. Ravin’s employment is terminated within 24 months following a “change-in-control” (as defined below) either by us other than for “cause” or by him for “good reason,” then, in each case, he receives: (i) 100% acceleration of all outstanding unvested equity awards issued under any equity incentive plan approved by the Board; (ii) a lump sum payment of two times his then-current annual base salary and annual target bonus; and (iii) COBRA premiums for him and his covered dependents for up to 24 months.
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Severance benefits in all cases are subject to Mr. Ravin executing and not revoking a release of claims and to his resignation from all of his employment with us. Mr. Ravin is also subject to restrictive covenants during a two-year period following termination of employment.
For purposes of the employment agreement with Mr. Ravin, “cause” means generally:
•his failure to perform the duties and responsibilities of his position after he has been provided a written demand for performance from the Board and a cure period of 30 days;
•any act of gross negligence or willful misconduct taken by him in connection with his employment, and in the case of gross negligence, such act had a material adverse effect on our business or reputation;
•any act of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise adversely affecting our business or reputation;
•his conviction of, or plea of nolo contendere to, a felony (other than minor traffic-related offenses);
•his indictment or conviction for a criminal violation of state or federal securities law; or
•any breach by him of any covenants set forth in the employment agreement which is not cured within 15 days of receipt of a written notice of breach.
For purposes of the employment agreement with Mr. Ravin, “good reason” means generally a resignation within 90 days following the expiration of the cure period (described below) following the occurrence of any of the following events without his express written consent:
•a material reduction of his duties, authority or responsibilities;
•a material reduction in his base compensation other than pursuant to a reduction that also is applied to substantially all of our other executives;
•a material change in the geographic location at which he must perform services (in other words, a change in geographic location of more than 50 miles); or
•any material breach by us of the employment agreement.
Mr. Ravin must provide us with notice of the facts constituting the grounds for “good reason” within 90 days of the event he believes constitutes “good reason” and allow for a reasonable cure period of not less than 30 days.
    For purposes of the employment agreement with Mr. Ravin, “change-in-control” means generally:
•a change in our ownership, which is deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of our total voting power, except for a financing transaction approved by our Board;
•a change in our effective control, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of appointment or election; or
•a change in the ownership of a substantial portion of our assets, which is deemed to occur on the date that any person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

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Potential Payments Upon Termination or Change-in-Control — Seth A. Ravin	Baseline Cash Severance(1)	Payment of Accrued Bonus(1)	Company Paid Healthcare Premiums(2)	Accelerated Vesting of Equity Awards(3)	Total ($)
Death/Disability	$950,000	$950,000	$30,153	$2,807,870	$4,738,023
Involuntary Termination without “Cause” or Resignation for Good Reason	$950,000	$950,000	$30,153	$2,807,870	$4,738,023
Involuntary Termination without “Cause” or Resignation for “Good Reason” within 24 Months Following a “Change-in-Control”	$950,000	$950,000	$30,153	$2,807,870	$4,738,023
_____________________________
(1)    These estimates of cash severance payments payable to Mr. Ravin include: (i) for death/disability or involuntary termination without “Cause,” continuous payments of his then-current base salary and target bonus for 24 months and (ii) for involuntary termination without “Cause” within 24 months following a “change-in-control,” a lump sum payment of two times his annual salary and target bonus.
(2)    Consists of COBRA reimbursements for Mr. Ravin and his covered dependents (as applicable) for up to 24 months.
(3)    Represents the aggregate intrinsic value of the unvested stock options or the value of the unvested RSUs and PSUs that would vest in connection with a termination as of December 31, 2023, based on the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2023 of $3.27. The amount does not include any unvested stock options held by Mr. Ravin because all of such options were underwater as of December 31, 2023 (exercise price per share was greater than $3.27).
2013 Equity Plan — Accelerated Vesting Provisions upon a Change-in-Control
Under the terms of our 2013 Equity Plan, if a successor entity refuses to assume or replace any outstanding equity awards (including outstanding equity awards to our executive officers) at the time of a change-in-control of the Company, all such outstanding awards would become fully vested as of immediately prior to the closing of the change-in-control, regardless of whether the holder experiences a termination of employment. With respect to awards with performance-based vesting conditions, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
Pursuant to the terms of the 2013 Equity Plan, assuming that a change-in-control event took place on December 31, 2023 and the successor entity refused to assume or replace the then-unvested outstanding equity awards previously issued under the 2013 Equity Plan (a “Qualifying Change-in-Control Event”), the value of the awards that would have fully vested for each NEO as of immediately prior to the closing of such Qualifying Change-in-Control Event is as follows:

Name	Accelerated Vesting of Equity Awards(1)
Seth A. Ravin	$2,807,870
Michael L. Perica	941,484
Kevin Maddock	402,344
Nancy Lyskawa	456,845
David Rowe	413,243
_____________________________
(1)     Represents the aggregate intrinsic value of the unvested stock options or the value of the unvested RSUs and PSUs that would vest in connection with a Qualifying Change-in-Control Event based on the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2023 of $3.27. The amount does not include any unvested stock options held because the majority of such options were underwater as of December 31, 2023 (exercise price per share was greater than $3.27).
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2023 Long-Term Incentive Plan — Accelerated Vesting Provisions upon a Change-in-Control
Under the 2023 LTI Plan, to the extent that Mr. Ravin’s employment agreement provides for accelerated vesting of the PSUs upon his cessation of service to the Company, the number of PSUs that vest would be (i) the Target PSUs, if cessation of service occurs prior to the end of the Performance Period, and (ii) the Earned PSUs, if cessation of service occurs at or after the end of the Performance Period.
The PSUs awarded to the Company’s other executive officers, including the NEOs, provide for accelerated vesting if the awardee is terminated without “cause” or resigns for “good reason” within 24 months following a “change-in-control” of the Company, with the definitions of “cause,” “good reason,” and “change-in-control,” generally mirroring how such terms are defined in Mr. Ravin’s amended and restated employment agreement, as described above. As with Mr. Ravin, if such events occur prior to the end of the Performance Period, the number of PSUs that vest would be the Target PSUs, and if such events occur at or after the end of the Performance Period, the number of PSUs that vest would be the Earned PSUs.
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Securities Authorized for Issuance Under Equity Compensation Plans
    The following table summarizes certain equity compensation plan information as of December 31, 2023:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders
2007 Stock Plan(1)	—		$—	—
2013 Equity Incentive Plan(2)	10,527,839	(3)	5.77	8,481,180	(4)
2018 Employee Stock Purchase Plan	—		—	5,000,000	(5)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	10,527,839		$5.77	13,481,180
_____________________________
(1)The 2007 Stock Plan (the “2007 Plan”) reserved up to approximately 14,254,000 shares of common stock for the grant of stock options and stock purchase rights to our employees and directors. The 2007 Plan was terminated in November 2013, however, the terms of the 2007 Plan continued to govern any remaining outstanding awards thereunder, of which all expired unexercised during 2023. Grants under the 2007 Plan consisted solely of stock options. As of December 31, 2023, there were no remaining stock options outstanding under the 2007 Plan.
(2)In October 2013, we established the 2013 Equity Plan, which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. Previously, the authorized shares of common stock under the 2013 Equity Plan were increased for outstanding options under the 2007 Plan that were subsequently forfeited or expired unexercised. Accordingly, options that expired or were forfeited under the 2007 Plan became available for re-grant under the 2013 Equity Plan. Through December 31, 2023, grants under the 2013 Equity Plan consist solely of stock options, RSUs and PSUs. The 2013 Equity Plan will expire in July 2027.
(3)As of December 31, 2023, the Company had approximately 7.8 million stock options outstanding, 2.1 million RSUs outstanding and 0.6 million PSUs outstanding under the 2013 Equity Plan. As included in this table, the number of PSUs outstanding as of December 31, 2023 represents the number of PSUs issued at “target” under the 2023 LTI Plan. The number of PSU eligible for vesting under the 2023 LTI Plan (approximately 0.9 million shares) was determined as of February 28, 2024, the date that the Company filed its Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC.
(4)Beginning in 2018, the 2013 Equity Plan provides that on the first day of each fiscal year the number of authorized shares available for issuance under the plan will increase in an amount equal to the lesser of: (i) approximately 4.8 million shares; (ii) 4% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Board may determine. On February 23, 2024, the Board approved increasing the number of shares authorized under the 2013 Equity Plan by 3,583,797 shares, which is excluded from this amount.
(5)In June 2018, our stockholders approved the Rimini Street, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for the purchase by employees of up to an aggregate of 5,000,000 shares of common stock. The purchase price per share at which shares are sold in an offering period under the ESPP will be equal to the lesser of 85% of the fair market value of the shares (i) on the first trading day of the offering period, or (ii) on the purchase date (i.e., the last trading day of the offering period). Offering periods will consist of two six-month periods generally commencing twice each calendar year. The purpose of the ESPP is to provide an opportunity for eligible employees
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to purchase shares of our common stock at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and our stockholders. Through December 31, 2023, no offering period under the ESPP had commenced and no shares of common stock have been issued under the ESPP.

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CEO PAY RATIO

In accordance with SEC rules, we are providing the following information about the ratio of the total annual compensation of Seth A. Ravin, our President and Chief Executive Officer (CEO) to the total annual compensation of our median compensated employee of all of our employees, excluding Mr. Ravin (“Median Employee”).
For 2023, a new Median Employee was identified for purposes of calculating our CEO Pay Ratio, prompted by significant changes in our global workforce since the year ending December 31, 2022. However, the methodology, as described below, for determining our Median Employee for the year ending December 31, 2023 was the same as for the year ending December 31, 2022.
For the year ending December 31, 2023:
•the annual total compensation of our Median Employee was $73,549, and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, above, was $4,726,758.
As a result, the ratio of the annual total compensation of our CEO to our Median Employee was 64:1.
Methodology:
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our Median Employee and our CEO, we took the following steps:
•We selected December 31, 2023, the last day of our 2023 fiscal year, as the determination date for purposes of identifying our Median Employee.
•As of December 31, 2023, our global workforce used for determining the pay ratio, excluding our CEO, included 644 employees in the U.S. and 1,476 internationally.
•Contractors and other non-employees were not included in our employee population, and we did not rely on the de minimis exception to exclude any non-U.S. employees from our population.
•To identify the Median Employee from our employee population, we utilized a consistently applied compensation measure consisting of annual base pay, annual target cash incentive opportunity (bonuses, commissions, etc.), and the grant date fair value of equity awards granted during 2023.
•We converted amounts paid to non-U.S. employees in foreign currencies to U.S. dollars using foreign exchange rates in effect as of December 31, 2023, and we did not make any cost-of-living adjustments.
•Based on the methodology described above, and given the even number of employees in our population, we had two Median Employees from which we picked the employee with the lower total annual compensation to compute the pay ratio.
•Once the identity of our Median Employee was determined for 2023, we then calculated that employee’s annual total compensation in the same manner as our CEO and in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Because SEC rules for identifying the median compensated employee allow companies to use different methodologies, exclusions, estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor our management used our CEO Pay Ratio in making compensation decisions.
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PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of the Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (referred to herein as “CAP”) and certain financial performance measures of the Company. Under the pay versus performance rules, the Company must calculate compensation using the methodology required by the SEC for CAP, which is then compared to certain Company and peer group performance measures prescribed by the SEC. For further information concerning the Company’s executive compensation policies and decisions, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Summary Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss)(6)	Adjusted EBITDA(7)
					Total Shareholder Return(4)	Peer Group Shareholder Return(5)

							(in thousands)
2023	$4,726,758	$4,434,564	$1,290,770	$1,137,537	$85.83	$122.27	$26,059	$71,938

2022	$1,197,167	$779,187	$803,284	$580,903	$63.82	$86.70	$(2,480)	$52,278

2021	$1,651,278	$2,368,725	$1,415,372	$1,948,099	$134.76	$120.62	$75,219	$55,807

2020	$2,045,555	$2,056,560	$1,756,203	$1,728,326	$114.17	$114.29	$11,586	$42,622
_____________________________
(1)The dollar amounts reported in this column are the amounts of total compensation reported for our Principal Executive Officer (“PEO”), Seth A. Ravin, who served as our President and Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). For additional information, please refer to the section of this Proxy Statement titled “Summary Compensation Table.”
(2)The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” (or CAP) to the PEO and the average CAP to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or the Non-PEO NEOs during the applicable year. CAP to the PEO and the average CAP to the Non-PEO NEOs reflect the following adjustments from Total Compensation reported in the SCT:

	2023		2022		2021		2020
	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs
Summary Compensation Table Total	$4,726,758	$1,290,770	$1,197,167	$803,284	$1,651,278	$1,415,372	$2,045,555	$1,756,203
Adjustment for year-end value of awards granted in fiscal year that are unvested and outstanding	(287,066)	(109,746)	—	(49,952)	35,920	(96,147)	(9,844)	(55,460)
Adjustment for the change in fair value of the prior years' awards that vested during the year	12,216	(21,327)	(3,551)	(40,379)	286,508	298,518	3,933	13,833
Adjustment for prior year awards that failed to vest during this fiscal year	—	—	—	—	—	—	—	—
Adjustment for the change in fair value of the prior years' awards that are outstanding and unvested	(17,344)	(22,160)	(414,429)	(132,050)	395,019	330,356	16,916	13,750
Total Compensation Actually Paid	$4,434,564	$1,137,537	$779,187	$580,903	$2,368,725	$1,948,099	$2,056,560	$1,728,326
N.B., we have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Consequently, we have no adjustments with respect to such items as prescribed by the pay versus performance rules.
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(3)The dollar amounts reported in this column represent the average of the amounts of total compensation reported for the Company’s named executive officers as a group (excluding our PEO) (Non-PEO NEOs) for each corresponding year in the “Total” column of the SCT in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Michael L. Perica, Kevin Maddock, Nancy Lyskawa and David Rowe, (ii) for 2022, Michael L. Perica, Kevin Maddock, Nancy Lyskawa and Steven Salaets, (iii) for 2021, Michael L. Perica and Gerard Brossard, and (iv) for 2020, Gerard Brossard and David Rowe. Note, that in compliance with the reporting requirements applicable to “Smaller Reporting Companies” under SEC rulemaking, in each of 2021 and 2020, we only had three NEOs (including Seth Ravin, who was our then-current PEO).
(4)For the relevant fiscal year, represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019 through and including the end of the fiscal year for which TSR is being presented in the table.
(5)The Company’s peer group consists of the Dow Jones U.S. Computer Services Index and is set forth in Part II, Item 5 of the Form 10-K for the fiscal year ended December 31, 2023. TSR represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019, and assuming the reinvestment of dividends, through and including the end of the fiscal year for which TSR is being presented in the table.
(6)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)Refer to Appendix A for additional information, including applicable definitions and reconciliations of Adjusted EBITDA (non-GAAP) to financial measures derived in accordance with Unites States generally accepted accounting principles (“GAAP”).
Relationship Between Compensation Actually Paid and Performance Measures
As described in more detail under “Compensation Discussion and Analysis,” above, while the Company uses several performance measures to align executive compensation with Company performance, the Company does not specifically align its performance measures with CAP (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year.
In accordance with Item 402(v) of Regulation S-K, the following charts detail the relationship of our TSR relative to our peer group as well as the relationship between “compensation actually paid” to our PEO and Non-PEO NEOs and our (1) cumulative TSR and cumulative TSR of our peer group; (ii) net income; and (iii) adjusted EBITDA. All dollar amounts are in thousands, except per share and TSR amounts:
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List of Most Important Financial Measures
The following table lists the four financial performance measures that we believe represent the most important financial performance measures we use to link CAP for our NEOs for fiscal year 2023 to our performance. The financial performance measures are not ranked in order of importance. For information regarding how each of these performance measures are used in our executive compensation programs, see the “Compensation Discussion and Analysis” section, above.

Adjusted EBITDA
Total Client Invoicing
Aggregate Expenses
Total Revenue
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PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background
Section 14A of the Exchange Act requires the Company to seek a non-binding, advisory vote (“Say on Pay” vote) from its stockholders to approve the compensation of its Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure in this Proxy Statement.
This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee. However, both the Board and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
The vote on this Proposal 3 is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section. As discussed in those disclosures, our Board believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.
After considering the results of our initial advisory resolution on the frequency of Say on Pay votes, the Board of Directors currently expects to maintain its policy of holding annual advisory votes to approve our executive compensation. Provided that the Board of Directors does not modify this policy, the Company’s next say-on-pay proposal after the Annual Meeting will be presented at the 2025 annual meeting of stockholders.
Proposal
The Company is presenting this Proposal 3, which gives you, as a stockholder, the opportunity to express your view on the compensation of our Named Executive Officers by voting FOR or AGAINST the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and other narrative executive compensation disclosures contained in the Company’s 2024 Proxy Statement, is hereby APPROVED.”
Board of Directors Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
Vote Required
This proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
Even though the results of the Say on Pay vote will not be binding on the Company, the Board or the Compensation Committee and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Board or the Compensation Committee, the Board and the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation decisions.
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DIRECTOR COMPENSATION

We generally use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. Additionally, our directors are reimbursed for reasonable travel expenses incurred in attending meetings. In setting director compensation, we consider the significant amount of time that directors expend fulfilling their duties to us as well as the skill level required of such directors. For the year ended December 31, 2023, non-employee director compensation was paid through cash compensation and the issuance of RSUs as discussed in the table below.
Effective January 1, 2021, the Company’s cash and equity compensation program for its non-employee directors includes cash compensation for Board service, committee service, service as Lead Independent Director, and service as a Board committee chair, and provides for automatic annual grants of RSUs as set forth in the Company’s Non-Employee Director Compensation Policy, a copy of which is filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
As noted above, in accordance with its charter, during the fourth quarter of 2023, the Compensation Committee engaged its independent compensation consultant, Willis Towers Watson, to perform an evaluation of our non-employee director compensation program as compared to available peer group and survey data. Based on the results of this evaluation, the Compensation Committee determined that no changes to our non-employee director compensation program were warranted for fiscal year 2024. The Compensation Committee will continue to monitor this topic and recommend changes, as appropriate.

	Director Fees Paid in Cash					Stock Awards(9)	Option Awards(10)	Total Compensation
Director Name(1)	Director		Committee(s)		Total
Jack L. Acosta	$60,000	(2)(3)	$20,000	(4)	$80,000	$359,996	$—	$439,996
Steven Capelli	40,000	(2)	27,500	(5)	67,500	359,996	—	427,496
Katrinka McCallum	40,000	(2)	25,000	(6)	65,000	179,997	—	244,997
Robin Murray	40,000	(2)	5,000	(7)	45,000	359,996	—	404,996
Jay Snyder	40,000	(2)	12,500	(8)	52,500	359,996	—	412,496
_____________________________
(1)During 2023, Seth A. Ravin was an executive officer who also served as a member of the Board. Mr. Ravin has been omitted from this table since he received compensation for his service as an executive officer but did not receive additional compensation for serving as a director of the Company. Mr. Ravin’s compensation is described in the Summary Compensation Table above.
(2)Each of our non-employee directors received an annual retainer of $40,000 for service in 2023. Board members who serve on committees/as committee chairpersons receive additional compensation shown in the “Committee(s)” column. All Board and committee retainers are payable in cash on a quarterly basis.
(3)Mr. Acosta serves as our Lead Independent Director for which an additional annual retainer of $20,000 was paid for service in 2023, in addition to the $40,000 retainer that all non-employee Board members receive.
(4)Mr. Acosta serves as Chair of the Audit Committee for which an additional annual retainer of $20,000 was paid for service in 2023.
(5)Mr. Capelli serves as Chair of the Nominating Committee and as a member of the Audit Committee and the Compensation Committee. The total committee fees for Mr. Capelli represent the additional annual retainers earned by Mr. Capelli for his service as Chair of the Nominating Committee ($10,000), as a member of the Audit Committee ($10,000) and as a member of the Compensation Committee ($7,500) in 2023.
(6)Ms. McCallum serves as Chair of the Compensation Committee and as a member of the Audit Committee. The total committee fees for Ms. McCallum represent the additional annual retainers earned by Ms. McCallum for her service as Chair of the Compensation Committee ($15,000) and as a member of the Audit Committee ($10,000) in 2023.
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(7)Mr. Murray serves as a member of the Nominating Committee for which an additional annual retainer of $5,000 was paid for service in 2023.
(8)Mr. Snyder serves as a member of the Nominating Committee and as a member of the Compensation Committee. The total committee fees for Mr. Snyder represent the additional annual retainers earned by Mr. Snyder for his service as a member of the Nominating Committee ($5,000) and as a member of the Compensation Committee ($7,500) in 2023.
(9)The Board’s service period runs from June to June each year. For the June 2022 to June 2023 service period, the annual grant of RSUs occurred on March 28, 2023. On this date, each of Messrs. Acosta, Capelli, Murray and Snyder were granted 45,918 RSUs, 100% of which vested on June 6, 2023 (or, the date before the Company’s 2023 annual meeting of stockholders), contingent upon their remaining a member of the Board through such date. Ms. McCallum did not receive an annual equity award for the June 2022 to June 2023 service period because, upon joining the Board in October 2021, in accordance with the terms of our non-employee director compensation policy, she received an initial multi-year vesting RSU award, the second tranche of which vested on June 6, 2023. On June 7, 2023, each of the non-employee Board members was granted 40,178 RSUs, 100% of which will vest on June 5, 2024 (the day before the Annual Meeting) contingent upon their continued service as a member of the Board through such date. The aggregate grant date fair value for the RSU awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock-Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. For purposes of this table, the entire fair value of awards is reflected in the year of grant, without regard to estimated forfeitures, whereas under FASB ASC 718, the fair value of awards is recognized in our consolidated financial statements over the vesting period.
(10)No Option Awards were granted during 2023 to the non-employee Board members. The aggregate number of Option Awards held by each of the non-employee Board members as of December 31, 2023, was as follows: Mr. Acosta: 17,655, Mr. Capelli: 137,361, Ms. McCallum: no Option Awards, Mr. Murray: 137,361 and Mr. Snyder: no Option Awards.
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PROPOSAL NO. 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

Background
The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2024. The submission of this matter for ratification by stockholders is not required; however, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
Board of Directors Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present (by virtual attendance) or represented by proxy at the Annual Meeting and entitled to vote.
KPMG Representative — Attendance at the Annual Meeting
A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.
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FEES PAID TO AUDITORS

    KPMG charged the following fees related to our 2023 and 2022 financial statements, all of which were approved by the Audit Committee:

	2023			2022
	Amount		Percent	Amount		Percent
Audit fees	$2,255,000	(1)	99.6%	$2,310,765	(3)	99.9%
All other fees	8,162	(2)	0.4%	3,000	(2)	0.1%
Total	$2,263,162		100.0%	$2,313,765		100.0%
_____________________________
(1)Consists of fees for the quarterly reviews of our financial statements filed with the SEC during 2023 and the audit of our annual financial statements and related expenses for the year ended December 31, 2023, for a total of $2,225,000, as well as fees of $30,000 for services rendered in connection with the issuance of a consent related to a registration statement on Form S-8 filed with the SEC in 2023.
(2)Consists of fees relating to an annual subscription to KPMG’s Accounting Research Online tool and other expenses.
(3)Consists of fees for the quarterly reviews of our financial statements filed with the SEC during 2022 and the audit of our annual financial statements and related expenses for the year ended December 31, 2022, for a total of $2,255,765, as well as fees of $55,000 for services rendered in connection with the issuance of consents related to registration statements on Form S-3 and Form S-8 filed with the SEC in 2022.

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Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances
All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chair of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. To facilitate the pre-approval process, the Audit Committee of the Board has adopted an “Audit and Non-Audit Services Pre-Approval Policy” (the “Pre-Approval Policy”). Under the Pre-Approval Policy, proposed audit and permissible non-audit services may either (i) be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditors. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee (or the Audit Committee chairperson, to the extent such authority has been delegated by the Audit Committee) if it is to be provided by the independent auditors. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. The Audit Committee has delegated authority to Mr. Acosta, as Chairman of the Audit Committee, to address certain types of requests for specific pre-approval, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.
The Pre-Approval Policy also identifies a list of non-audit services that the independent auditors are prohibited from providing in accordance with SEC rulemaking governing outside auditor independence. You can find a copy of the Pre-Approval Policy on the “Investor Relations” subpage of our website.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(4)

Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2023 and discussed them with management and our independent registered public accounting firm, KPMG.
Our Audit Committee has also received from, and discussed with, KPMG various communications that KPMG is required to provide to our Audit Committee, including the matters required by the applicable standards of the Public Company Accounting Oversight Board and the SEC.
In addition, KPMG provided our Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence.
Based on the review and discussions referred to above, our Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

By the Audit Committee of the Board of Directors of Rimini Street, Inc.

Jack L. Acosta (Chair)
Steven Capelli
Katrinka B. McCallum
_____________________________
4.    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each Named Executive Officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock, in each case as of the Record Date, unless otherwise indicated below. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after the Record Date and shares of common stock issuable upon the vesting of RSUs that vest within 60 days after the Record Date. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations are based on 90,390,469 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by each person, entity or group and the related percentage ownership, we included in both the numerator and the denominator shares of common stock subject to options or warrants held by that person, entity or group that are currently exercisable or exercisable within 60 days of the Record Date and shares of common stock issuable upon the vesting of RSUs held by that person, entity or group that vest within 60 days after the Record Date. We did not include these shares, however, for the purpose of computing the percentage ownership of any other person or entity. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Rimini Street, Inc., 1700 S. Pavilion Center Drive, Suite 330, Las Vegas, Nevada 89135.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors:
Seth A. Ravin(1)	11,551,274	12.7%
Jack L. Acosta(2)	226,314	*
Steven Capelli(3)	225,414	*
Katrinka B. McCallum(4)	70,792	*
Robin Murray(5)	23,790,747	26.3%
Jay Snyder(6)	160,683	*
Michael L. Perica(7)	342,953	*
Kevin Maddock(8)	227,859	*
Nancy Lyskawa(9)	282,747	*
David Rowe(10)	963,030	1.1%
All Current Executive Officers and Directors as a Group (10 Persons)(11)	37,841,813	41.0%

Other 5% Stockholders:
Entities Affiliated with Adams Street Partners, LLC(12)	23,790,747	%
Conifer Management, L.L.C.(13)	5,913,199	6.5%
127 Capital, LLC and Affiliate(14)	6,917,462	7.7%
______________________________________________
*Represents beneficial ownership of less than 1% of the shares of common stock.
(1)Consists of (i) 10,491,309 shares of our common stock beneficially owned by Seth A. Ravin, Trustee of The SAR Trust U/A/D August 30, 2005, (ii) 425,955 shares of our common stock owned by Mr. Ravin, individually and (iii) 634,010 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date. The shares set forth above do not include shares owned by the spouse of Mr. Ravin, over which she has sole voting and dispositive power.
Rimini Street, Inc. | 66

(2)Consists of (i) 168,481 shares of our common stock, (ii) 17,655 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iii) 40,178 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(3)Consists of (i) 100 shares of our common stock beneficially owned by Steven Capelli, Trustee of the Steven Capelli Living Trust, (ii) 167,481 shares of our common stock owned by Mr. Capelli, individually, (iii) 17,655 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date and (iv) 40,178 shares of common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(4)Consists of (i) 30,614 shares of our common stock and (ii) 40,178 shares of our common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(5)As discussed under footnote (12), below, consists of (i) an aggregate of 23,790,747 shares of our common stock held by affiliates of Adams Street Partners, LLC of which Mr. Murray may be deemed to be a beneficial owner, (ii) 17,655 shares of our common stock issuable upon exercise of options held by Mr. Murray and exercisable within 60 days of the Record Date, (iii) 40,178 shares of common stock issuable upon the vesting of RSUs held by Mr. Murray that will vest within 60 days of the Record Date and (iv) 167,481 shares of common stock held by Mr. Murray, individually (by agreement with the ASP Growth Equity Funds (as defined below), Mr. Murray is deemed to hold these shares for the benefit of the ASP Growth Equity Funds and, as a result, these shares may be deemed to be beneficially owned by Adams Street Partners, LLC). Mr. Murray, a member of our Board of Directors, is a partner with Adams Street Partners, LLC. Mr. Murray disclaims beneficial ownership of the shares held by affiliates of Adams Street Partners, LLC and himself except to the extent of his pecuniary interest therein.
(6)Consists of (i) 120,505 shares of our common stock and (ii) 40,178 shares of our common stock issuable upon the vesting of RSUs that will vest within 60 days of the Record Date.
(7)Consists of (i) 146,439 shares of our common stock and (ii) 196,514 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date.
(8)Consists of (i) 107,231 shares of our common stock and (ii) 120,628 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date.
(9)Consists of (i) 123,531 shares of our common stock and (ii) 159,216 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date.
(10)Consists of (i) 385,941 shares of our common stock and (ii) 577,089 shares of our common stock issuable upon exercise of options exercisable within 60 days of the Record Date.
(11)Consists of the amounts listed in the Number of Shares Beneficially Owned column, above.
(12)Based partially on information provided to the Company by the stockholder and partially on information set forth in a Schedule 13D/A filed on behalf of Adams Street Partners, LLC on February 14, 2022. Consists of (i) an aggregate of 23,565,433 shares of our common stock held by entities that are affiliates of Adams Street Partners, LLC, (ii) 17,655 shares of our common stock issuable upon the exercise of options held by Robin Murray, who is a member of our Board of Directors, and exercisable within 60 days of the Record Date, as discussed under footnote (5), (iii) 40,178 shares of common stock issuable upon the vesting of RSUs held by Mr. Murray that will vest within 60 days of the Record Date, as discussed under footnote (5) and (iv) 167,481 shares of our common stock owned by Mr. Murray, individually. Includes (a) 4,320,786 shares of our common stock held by Adams Street 2007 Direct Fund, L.P., (b) 4,870,262 shares of our common stock held by Adams Street 2008 Direct Fund, L.P., (c) 4,267,067 shares of our common stock held by Adams Street 2009 Direct Fund, L.P., (d) 1,313,301 shares of our common stock held by Adams Street 2013 Direct Fund, LP, (e) 1,786,318 shares of our common stock held by Adams Street 2014 Direct Fund LP, (f) 1,371,200 shares of our common stock held by Adams Street 2015 Direct Venture/Growth Fund LP, (g) 1,353,906 shares of our common stock held by Adams Street 2016 Direct Venture/Growth Fund LP, (h) 3,982,079 shares of our common stock held by Adams Street Venture/Growth Fund VI LP and (i) 300,514 shares of our common stock held by Adams Street Rimini Aggregator LLC (“ASRA”). By agreement with the aforementioned funds, Mr. Murray is deemed to hold these shares of common stock for the benefit of the funds. The shares owned by the aforementioned funds and by Mr. Murray are aggregated for purposes of reporting ownership information and, together, the aforementioned funds and Mr. Murray beneficially hold more than 5% of our capital stock. Adams Street Partners, LLC is the managing member of the general partner or the managing member of the general partner of the general partner of Adams Street 2007 Direct Fund, L.P., Adams Street 2008 Direct Fund, L.P., Adams Street
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2009 Direct Fund, L.P., Adams Street 2013 Direct Fund LP, Adams Street 2014 Direct Fund LP, Adams Street 2015 Direct Venture/Growth Fund LP, Adams Street 2016 Direct Venture/Growth Fund LP, and Adams Street Venture/Growth Fund VI LP (collectively, the “ASP Growth Equity Funds”) and may be deemed to beneficially own the shares held by them and by Mr. Murray. Thomas Bremner, Jeffrey Diehl, Elisha P. Gould III, Brian Dudley, Fred Wang and Mr. Murray, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by the ASP Growth Equity Funds and Mr. Murray. Adams Street Partners, LLC and Messrs. Bremner, Diehl, Gould, Dudley, Wang and Murray disclaim beneficial ownership of the shares held by the ASP Growth Equity Funds and Mr. Murray except to the extent of their pecuniary interest therein. Adams Street Partners, LLC is the manager of ASRA and may be deemed to beneficially own the shares held by ASRA. David Brett, Alex Kessel, Michael Taylor, Benjamin Wallwork, and Craig D. Waslin, each of whom is a partner or principal of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares held by ASRA. Adams Street Partners, LLC and Messrs. Brett, Kessel, Taylor, Wallwork and Waslin disclaim beneficial ownership of the shares held by ASRA except to the extent of their pecuniary interest therein. The business address of the foregoing entities and individuals is One North Wacker Drive, Suite 2700, Chicago, Illinois 60606.
(13)Based solely on information set forth in the Schedule 13G/A filed February 14, 2024 by Conifer Management, L.L.C. (“Conifer”). Conifer has sole voting power and sole investment power over 5,913,199 shares of our common stock. Conifer’s address is 45 Rockefeller Plaza, 34th Floor, New York, New York 10111.
(14)Based solely on information set forth in the Schedule 13D filed January 2, 2024 by 127 Capital, LLC (“127 Capital”) and Mr. Clayton Webb. Mr. Webb is the sole member of 127 Capital and may be deemed to have shared voting power and shared investment power over the 6,917,462 shares of our common stock held by 127 Capital. The address of each of 127 Capital and Mr. Webb is 6056 Deloache Avenue, Dallas, Texas 75225.
DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers, Board members and persons who own more than 10% of the issued and outstanding shares of the Company’s common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, all filings for the fiscal year ended December 31, 2023 were made on a timely basis, except for the following filings that were filed one day late due to technical issues with the Company’s third-party filing software resulting from required updates to Form 4 that were not timely implemented by the filing software service provider: Form 4s reporting awards of employee stock options and restricted stock units effective April 1, 2023 to certain of the Company’s then-current executive officers: Nancy Lyskawa, David Rowe and Steven Salaets.

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OTHER MATTERS AND ADDITIONAL INFORMATION

Householding of Proxy Materials
    We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of this Proxy Statement and our 2023 Annual Report. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.
    At this time, householding is only available to street name holders (i.e., those stockholders who hold their shares through a brokerage or other financial institution); householding is not available for registered stockholders (i.e., those stockholders with certificates registered in their name or shares registered in their name in book entry format).
    Stockholders who hold their shares through a brokerage or other financial institution may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers/financial institutions.
Regardless of how you hold your shares, if you received a household mailing this year, and you would like to receive additional copies of our proxy materials for the Annual Meeting, please submit your request to our Rimini Street Investor Relations Department by email at IR@riministreet.com, by calling (925) 523-7636 or by directing a written request to Dean Pohl, Vice President, Treasurer & Investor Relations, c/o Rimini Street, Inc., at the address of our principal executive offices (see the first page of this Proxy Statement for address information), and we will promptly deliver the requested copy.
Deadlines for Stockholder Proposals and Director Nominations to be Presented at the Next Annual Meeting
    Stockholder proposals intended to be included in the proxy statement for the 2025 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received by our Corporate Secretary no later than December 30, 2024. In order to be considered for inclusion in our proxy statement, these proposals must satisfy the requirements of SEC Rule 14a-8.
    Our Bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director, including any notice of solicitation of proxies intended to be submitted in accordance with the requirements of Rule 14a-19 of the Exchange Act, or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary between 75 and 45 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the Annual Meeting (that is, between February 13, 2025 and March 15, 2025); provided, however, that if the 2025 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary no earlier than the close of business 120 days prior to the 2025 annual meeting, and no later than the close of business on the later of (i) 90 days prior to the 2025 annual meeting, or (ii) on or before 10 days after the day on which the date of the 2025 annual meeting is first disclosed in a public announcement. Notice of any such stockholder proposals and director nominations must satisfy the requirements set forth in our Bylaws, as well as any other applicable law legal requirements including, but not limited to, the SEC's rules and regulations, including Rule 14a-19 of the Exchange Act, if applicable. The Board, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.
All notices of proposals or nominations, as applicable, must be addressed to the attention of our Corporate Secretary at our principal executive offices at 1700 S. Pavilion Center Drive, Suite 330, Las Vegas, Nevada 89135.
Availability of Annual Report to Stockholders and Report on Form 10-K
    Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 28, 2024 (exclusive of exhibits and documents incorporated by reference), may be obtained for free by directing written requests to: Corporate Secretary, Rimini Street, Inc., at the address of our principal executive offices at 1700 S. Pavilion Center Drive, Suite 330, Las Vegas, Nevada 89135. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website, www.sec.gov, or at https://investors.riministreet.com/SEC-Filings.
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Other Matters to be Presented for Action at the Annual Meeting
Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.
70

Appendix A—Reconciliation of Non-GAAP Financial Measures
This Proxy Statement refers to certain financial measures that are not recognized under U.S. GAAP, including EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered as substitutes for GAAP metrics such as net income or any other performance measures derived in accordance with GAAP. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Reconciliations of net income to EBITDA and Adjusted EBITDA, respectively, appear below.
RIMINI STREET, INC.
GAAP to Non-GAAP Reconciliations
(Unaudited)
(In thousands)

	Years Ended
	December 31,
	2023	2022	2021	2020
Non-GAAP Adjusted EBITDA reconciliation:
Net income (loss)	$26,059	$(2,480)	$75,219	$11,586
Non-GAAP adjustments:
Interest expense	5,522	4,271	1,550	77
Income taxes	15,173	6,285	(55,784)	4,569
Depreciation and amortization expense	2,827	2,504	2,404	1,813
EBITDA	49,581	10,580	23,389	18,045
Non-GAAP adjustments:
Litigation costs and related recoveries, net	9,776	25,265	16,876	14,555
Loss on change in fair value of redeemable warrants	—	—	4,183	1,394
Stock-based compensation expense	12,522	10,895	9,710	7,461
Impairment charges related to operating lease right-of-use assets	—	3,013	1,649	1,167
Reorganization costs	59	2,525	—	—
Adjusted EBITDA	$71,938	$52,278	$55,807	$42,622
About Non-GAAP Financial Measures
We have provided in the tables above a reconciliation of each non-GAAP financial measure used in this Proxy Statement to the most directly comparable GAAP financial measure. Due to a valuation allowance for our deferred tax assets, there were no tax effects associated with any of our non-GAAP adjustments. These non-GAAP financial measures are also described below.
The primary purpose of using non-GAAP measures is to provide supplemental information that management believes may prove useful to investors and to enable investors to evaluate our results in the same way management does. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, management uses these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware however, that not all companies define these non-GAAP measures consistently.
EBITDA is net income adjusted to exclude: interest expense, income taxes, and depreciation and amortization expense.
Adjusted EBITDA is EBITDA adjusted to exclude: litigation costs and related recoveries, net, loss on change in fair value of redeemable warrants, stock-based compensation expense, impairment charges related to operating right-of-use assets and reorganization costs. These exclusions are discussed in further detail below.
Rimini Street, Inc. | A-1

Litigation Costs and Related Recoveries, Net: Litigation costs and the associated insurance and appeal recoveries related to outside costs of litigation activities. These costs and recoveries reflect the ongoing litigation we are involved with, and do not relate to the day-to-day operations or our core business of serving our clients.
Loss on Change in Fair Value of Redeemable Warrants: We have excluded the losses on redeemable warrants related to the change in fair value of these instruments given the financial nature of this fair value requirement. We are not able to manage these amounts as part of our business operations nor are the costs core to serving our clients, and therefore we have excluded them.
Stock-Based Compensation Expense: Our compensation strategy includes the use of stock-based compensation to attract and retain employees. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions in any particular period.
Impairment Charges Related to Operating Lease Right-of-Use Assets: This relates to impairment charges on our leased assets for a portion of one of our locations as we no longer use the space and have revised our estimated loss.
Reorganization Costs: The costs consist primarily of severance costs associated with the Company's reorganization plan.

Rimini Street, Inc. | A-2

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

The 2024 Proxy Statement and the 2023 Annual Report to Stockholders are available at https://www.cstproxy.com/riministreet/2024

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RIMINI STREET, INC.

The undersigned appoints Seth A. Ravin and Andrew J. Terry, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Rimini Street, Inc. held of record by the undersigned at the close of business on April 15, 2024 at the Annual Meeting of Stockholders of Rimini Street, Inc.

The Annual Meeting of Stockholders is to be held online at https://www.cstproxy.com/riministreet/2024 at 10:00 a.m. Pacific Time on June 6, 2024 or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

RIMINI STREET, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 5, 2024.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend;
https://www.cstproxy.com/riministreet/2024

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEE IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4.

1. Election of Class I Director

	FOR	WITHHOLD
(1) Jack L. Acosta	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date________, 2024

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.